Exhibit 99.1

NURTURING GROWTH

Land O'Lakes, Inc.

2007 ANNUAL REPORT

Table of Contents

Letter to stakeholders	1
Dairy Foods	4
Ag services	6
Our community commitment	8
Advisory Board of directors	9
Dairy Board of directors	10
Ag Board of directors	11
Senior strategy team	12
Forward-Looking statements
Throughout this report to stakeholders, we discuss some of our expectations regarding Land O’Lakes future performance. All of these forward-looking statements are based on our current expectations and assumptions. Such statements are subject to certain risks and uncertainties that could cause actual results to differ. The Company undertakes no obligation to publicly revise any forward-looking statements to reflect future events or circumstances. For a discussion of other important risk factors that may materially affect our estimates and results, please see the risk factors contained in Land O’Lakes Annual Report on Form 10-K for the year ended December 31, 2007, which can be found on the Securities and Exchange Commission’s website (www.sec.gov).
HIGHLIGHTS OF 2007

	2007	2006

For the Year: ($ in thousands)
Net sales	$8,924,895	$7,102,289
Net earnings	163,797	88,945
Allocated patronage equities	97,147	72,002
Cash returned to members	58,049	80,614

At Year End: ($ in thousands)
Total assets	$4,431,81	$3,014,929
Working capital	440,786	303,143
Long-term debt	611,602	639,059
Equities	1,032,168	932,727

Financial Measures:
Return on equity	17.6%	10.0%
Return on invested capital	14.6%	9.7%
Long-term debt-to-capital	37.1%	40.4%
Current ratio	1.17	1.24

Membership:
Member associations	1,072	1,126
Individual members	4,985	5,049
On the Cover
In 2007, Land O’Lakes, Inc., and Xinjiang Condy Agricultural Science & Technology Development Co. Ltd., signed a five-year agreement for the distribution of Land O’Lakes CROPLAN GENETICS-brand in-shell confection sunflower seeds in China. China’s consumption of confection sunflowers is equal to the rest of the world’s market combined. The CROPLAN GENETICS hybrid seed will allow China’s growers to achieve 50-percent more yield on the same number of acres.
Just another example of the many ways we’re Nurturing growth at Land O’Lakes.

DEAR STAKEHOLDERS:
Superior Performance — Strategic Progress. These words sum up Land O’Lakes 2007 accomplishments. It was a year in which we achieved superior business performance and financial results, while also making significant strategic progress in reshaping our organization and positioning our system for the future.
Net sales were $8.9 billion, a 26-percent increase over 2006, and net earnings were up more than $70 million to $164 million. We achieved solid performance nearly across the board, despite notable challenges related to the unfavorable impact of high commodity prices on volumes and product mix in key business segments.
Strategically, we initiated organizational changes that enabled us to become:
•	More disciplined;

•	More focused;

•	Financially stronger; and

•	Positioned to deliver improved performance and explore appropriate strategic growth.
Superior Performance
OVERVIEW
As noted earlier, net sales were up 26 percent and net earnings up 84 percent. We delivered improved earnings in Dairy Foods, Layers/Eggs, Seed and Agronomy and solid earnings in Feed.
We also continued our focus on balance sheet strength, earning financial ratings upgrades from both Moody’s and Standard & Poor’s during the year. Key financial measures including Return on Equity, Return on Invested Capital and our Long-Term Debt-to-Capital ratio were improved.
DAIRY FOODS
Dairy Foods’ $87 million in pretax earnings were up $40 million over 2006, and included a $28.5-million gain on the sale of Cheese & Protein International, our West Coast cheese and whey manufacturing facility.
LAND O’LAKES, INC. 1

While exceptionally strong markets (prices) dampened volumes in our Value Added business, which were down approximately 4 percent, they did help enhance margins. Also contributing to Value Added margins were the vitality of our brand, targeted marketing and an ongoing commitment to cost control. We maintained our leading market positions in butter, deli cheese and branded foodservice, and the strength of our top-selling LAND O LAKES® Butter was reflected in a 2-percent volume increase in our retail butter segment.
On the Industrial side of our Dairy Foods business, we maintained our focus on balancing milk supply and production capacity and achieved improved performance in all three of our geographic dairy regions — East, Upper Midwest and West.
Going forward, we will continue our commitment to capturing value from the marketplace through a strong branded, value-added presence, supported by a right-sized, strategically located and profitable Dairy Foods manufacturing infrastructure. These commitments will enable us to deliver value to customers and member-owners, while also preserving market access for member milk.
FEED
We faced significant challenges in Feed over the past year, with high commodity (grain) prices driving up feed prices and affecting both volumes and product mix industry-wide. Feed offset these challenges with targeted marketing, product mix adjustments and aggressive cost-reduction efforts. Feed’s $31 million in pretax earnings were down about $6 million from one year ago. However, given the environment, 2007 was still a year of sound performance, and we did see positive late-year momentum.
Our LAND O LAKES and Purina brands were valuable assets as we maintained our industry-leading positions in lifestyle and livestock feeds, as well as in young animal milk replacers. We also continued to build on our status as the pacesetter in animal nutrition research.
In Feed, we will continue to focus on leveraging the strength of our brands, maintaining our leadership in research and development, optimizing the efficiency of our operations and contributing to dealer and producer success.
SEED
Our Seed business achieved record pretax earnings of $44 million in 2007. This performance was driven to a great extent by the increased demand for seed corn to fuel the ethanol industry. Seed met this challenge and our seed corn volume outstripped the corn acreage increase by more than two to one.
Seed continued to make insight and expertise a point of competitive difference and producers representing more than 12 million acres took part in our unique Answer Plot™ sessions, where they learned how the latest seed genetics and traits could translate to improved productivity and profitability in their individual operations.
Seed will continue its commitment to building competitive advantage by delivering the best in seed genetics and traits and crop production insight and expertise, growing our CROPLAN GENETICS brand and effectively serving cooperative system needs. These efforts will be enhanced by the new Seed/Crop Protection Products alignment — under the WinField Solutions™ marketing identity — which addresses the growing link between seed and crop protection product purchasing decisions.
AGRONOMY
Agronomy pretax earnings were up 35% to $16 million, although comparisons with the previous year are difficult, following a late-year restructuring of our Agronomy investment — previously represented in our 50-percent ownership in the Agriliance LLC joint venture. In September, working with joint venture partner CHS Inc., ownership of the Agriliance wholesale crop nutrients business was transferred to CHS, while the crop protection products business was transferred to Land O’Lakes. Our 2007 results include onetime costs and charges related to this restructuring, which aligns each business with the strengths and strategies of the parent companies. For the year, both crop nutrient and crop protection product volumes were improved over 2006.
The new alignment with Seed will be an essential part of our crop protection products future. This collaborative structure represents an important strategic initiative that will enable us to leverage our combined expertise in these related businesses to deliver the most effective crop production solutions to producers.
LAYERS/EGGS
Strong markets, with egg prices up more than 50 percent, helped boost our Layers/Eggs (MoArk, LLC) earnings this past year. However, there is more to the story, as MoArk improved its operating efficiency, grew its overall volume by 3 percent and increased its volume in higher-margin branded and specialty eggs by 36 percent. We achieved $25 million in pretax earnings in this business — a dramatic improvement over 2006, when depressed egg markets contributed to a $40 million pretax loss. Our 2007 results include a $22-million pretax charge to establish a reserve on assets received as part of the 2006 sale of our liquid eggs business to Golden Oval Eggs.
2 LAND O’LAKES, INC.

We will continue to leverage MoArk’s position as the nation’s second-largest marketer of shell eggs, with a focus on operating efficiency, volume growth and brand strength.
Strategic Progress
The past year saw significant strategic progress as we positioned Land O’Lakes for the future. Key to that effort were our four Strategic Imperatives:
•	Best Cost

•	Best People

•	Superior Insight

•	Superior Portfolio
BEST COST
We remain dedicated to taking costs out of our system at all levels by doing the basics even better and reshaping the organization to effectively leverage our size, scale and combined expertise. In 2007, a wide range of initiatives tied to this Imperative changed the way we do business, delivered significant cost savings and helped make Best Cost discipline part of our culture. A few examples of our cost-reduction efforts include: combining common “backroom” business unit functions such as accounting, finance, human resources and information systems; improving our negotiating leverage by identifying core vendors and centralizing purchasing in areas like transportation, contract labor, marketing services and telecommunications; and bringing increased discipline to such activities as travel spending, pricing strategies and meeting planning.
BEST PEOPLE
Our focus in Best People is to create competitive advantage through a highly skilled, highly motivated workforce. In 2007, we enhanced our efforts in recruiting, hiring and retaining high-performing employees. In addition, we dedicated additional resources to training, development and career planning. We are committed to having the best people, putting forth their best effort, at all levels of the organization. Examples of 2007 advances include: the rollout of a new online Learning Management System that has already served more than 6,000 Land O’Lakes and local cooperative participants; the establishment of our Diversity Enrichment Council; and the launching of the “Leadership Edge” development program for high-potential employees.
SUPERIOR INSIGHT
In today’s challenging business environment, superior knowledge and insight are essential to business success. In 2007, we worked to maximize the external and internal insight applied to our business activities and planning processes, as well as our ability to deliver industry-leading insight to customers. For example, we worked with two leading global business consulting firms to develop and evaluate options for the restructuring of our investment in Agronomy. Not only did this insight help us develop an appropriate strategy in Agronomy, but we were able to share the knowledge gained with our local cooperative customers. We also continued to develop and deliver superior crop production insight to producers through our innovative Answer Plot™ program, which last year reached growers representing more than 12 million acres. In addition, we maintained our commitment to effective research and development efforts across our businesses, with a focus on product improvement, cost reduction and innovation. Finally, we continued to improve our internal decision-making and strategic-planning processes.
SUPERIOR PORTFOLIO
This Imperative is designed to intensify our focus on those businesses in which we can maintain competitive advantage, achieve superior financial results and deliver significant value to customers and members — and to reduce our involvement in businesses which do not meet these standards. Highlights of our 2007 progress include the restructuring of our investment in Agronomy, the streamlining of our Dairy Foods manufacturing infrastructure and continued efforts to build on our brand strength and market presence across all our businesses.
In closing, 2007 was a banner year for Land O’Lakes. We strengthened our financial foundation, intensified our focus, increased our internal discipline, expanded critical expertise and insight and brought new energy to our businesses — all of which contributed to 2007 results and better positioned us for ongoing success and growth.
Superior Performance — Strategic Progress. These words reflect our 2007 achievements and our commitment for the future.
Sincerely,

Pete Kappelman
Chairman of the Board

Christopher J. Policinski
President and Chief Executive Officer
LAND O’LAKES, INC. 3

In 2007, a turnaround in Dairy Foods’ Industrial business drove overall earnings significantly higher, and Value Added again delivered strong earnings.
INDUSTRIAL
Elevated markets boosted Industrial earnings in 2007 as dairy product prices neared record highs. Cost savings, the sale of Cheese & Protein International (“CPI”) and intense management of product inventories and pricing also contributed to positive earnings.
The transition of CPI to Saputo went well, and Land O’Lakes continues to sell milk to the cheese and whey plant as part of a supply agreement. Saputo also buys Italian-style cheese from the Land O’Lakes Denmark, Wis., facility.
Member dairy producers increased their milk production, consistent with national trends. The cooperative was better able to manage the milk supply by working closely with cooperatives and customers to increase the efficiency of the milk assembly, transportation and processing system.
Land O’Lakes primary processing plants in the East, Midwest and West regions operated more efficiently and profitably, with strong leadership teams and dedicated employees.
Market access for members and an efficient, profitable processing system remain Industrial’s strategic priorities for 2008. The cooperative is reinvesting in its butter manufacturing infrastructure and managing market risk.
VALUE ADDED
Earnings for retail butter and spreads grew significantly in 2007. In 10 western states, LAND O LAKES® Butter came in a new form — short sticks, dubbed “stubbies,” which are the regional preference of consumers. This very successful launch helped propel branded butter sales above a year ago. LAND O LAKES® Spreadable Butter with Canola Oil was introduced in a 15-ounce container in addition to its original 8-ounce tub. Launched in 2003, Spreadable Butter with Canola Oil continues to lead this innovative new category.
Foodservice delivered strong earnings again in 2007. Strong gains in higher-margin products contributed to profitability of the restaurant segment. School foodservice markets expanded significantly, led by healthful new products such as reduced-fat macaroni and cheese. Dry cheese offerings increased in the ingredients solutions portfolio driven by better-for-you products, most notably, calcium-fortification.
Consumer cheese struggled with sustained high market prices. The service deli endured material increases in everyday and feature prices, resulting in reduced consumer movement and shipments. Self-service deli cheese continued to be a bright spot with continued sales growth, reinforcing Land O’Lakes market leadership position in deli.
Cheese and butter export volumes more than doubled in 2007 based on better business relationships abroad, coupled with competitive U.S. prices.
Nurturing growth in the Value Added business continues to be the strategy for 2008. This includes increasing the cooperative’s international business, developing innovative new products and building the LAND O LAKES brand.
LAND O’LAKES, INC. 5

FEED
In spite of extraordinary industry challenges, Feed had a year of good performance and finished the year with positive momentum.
While maintaining strong financial performance, the division also stayed focused on a unified go-to-market plan; performance-based, simplified pricing; and significant cost savings in ingredient procurement, manufacturing and logistics.
The new Better Animals Program, launched in 2007, helped strengthen our Purina Mills brands through the new RFD-TV series, Animal Makeover™ and the Better Animals website which achieved more than two million hits.
The Land O’Lakes Purina Feed Dairy Young Animal Team launched two new calf milk replacers — LAND O LAKES® Maxi Care® Plus and PURINA MILLS® Maxi Balance® Plus using Amino Acid Advantage™ technology. These proprietary products represent a breakthrough in calf milk replacer, delivering a high level of calf performance at a significant cost savings to the producer.
Also in 2007, Land O’Lakes Purina Feed announced the addition of a new extrusion plant in Russell, Kansas, along with a strategic expansion and facility upgrade at its LongView Animal Nutrition Center in Gray Summit, Mo., designed to bring all the company’s St. Louis-based employees together in a single location, reflecting our commitment to maintaining our leadership position in animal nutrition research.
SEED & CROP PROTECTION
In 2007, Land O’Lakes, Inc., and CHS Inc., repositioned their Agriliance LLC joint venture. Recognizing the growing link between seed and crop protection product purchases, Land O’Lakes introduced a collaborative go-to-market strategy under the new WinField Solutions™ marketing identity. WinField Solutions combines AgriSolutions, CROPLAN GENETICS and Seed Solutions brands to deliver a winning combination of seed and crop protection products to our dealer network and customers by leveraging the combined technical expertise, marketing skills and insight of those businesses.
Large increases in corn acres planted resulted in seed achieving record sales and earnings in 2007. Training for our expert sellers continued with 108 Answer Plot™ locations nationwide, encompassing the industry’s largest genetic testing program. Answer Plot events provided a hands-on learning opportunity for 8,000 growers, representing over 12 million acres, bringing the genetic family story to life in each local area.
The crop protection products team also had a strong year in 2007. The AgriSolutions brand of crop protection products and Origin® brand of micronutrients continued to grow in the marketplace, including an above-plan performance during the initial integration into Land O’Lakes (September-December). The Emerald Extras Program had more than 1,400 growers participating in the marketing program focused on AgriSolutions™ and key partner products. In all, the program contributed $9 million of additional marketing support in the form of seller incentives and grower rewards.
LAYERS
In 2007, MoArk continued its focus on shell egg marketing and production by growing the generic, specialty, and branded eggs businesses; improving operating costs and performance; and aligning with Land O’Lakes, Inc. on shared services and retail supermarket cross promotions.
The company is one of the top egg producers in the U.S., marketing eggs from more than 24 million laying hens in 17 facilities which produce some 130 million eggs a week. MoArk’s eggs are sold under corporate brands and national brand names such as LAND O LAKES® All-Natural Farm Fresh Eggs and Eggland’s Best®. The company produces a variety of specialty eggs including all-natural, nutritionally enhanced, cage-free and organic. The bulk of MoArk’s eggs are sold as shell eggs, the rest are turned into other consumer and industrial egg products.
LAND O’LAKES, INC. 7

LAND O’LAKES FOUNDATION
Land O’Lakes, Inc. donates 2 percent of its pretax profits, .5 percent as in-kind product donations, to America’s Second Harvest, and 1.5 percent cash through the Land O’Lakes Foundation. In 2007, nearly half of those funds were donated through the Member Cooperative Match, California Regions Grants, and Mid-Atlantic Grants programs. Future Farmers of America (FFA) was also a major recipient of Foundation and corporate funds. FFA prepares young people for careers in agriculture and strengthens leadership skills. Foundation giving impacts 22 states where Land O’Lakes has members and employees.
Land O’Lakes also responded to several disasters in 2007 that affected our members and employees, including an F5 tornado in Greensburg, Kansas, severe flooding in Oregon, Southern Minnesota and Washington, and the I-35 bridge collapse in Minneapolis.
In 2007, employees and retirees contributed more than 22,000 hours of volunteer service. Employees were involved in schools, civic organizations and other local nonprofits throughout the nation.
Examples of Land O’Lakes Foundation giving in 2007 include its annual gift to the FFA at the national level and grants supporting a diverse range of community improvements and services such as: the completion of a three-year pledge in support of a Twin Cities (Minn.) Northwest Family YMCA expansion project, opening new opportunities for healthier living; a two-year grant to support the Kaweah Delta Hospital Foundation’s capital expansion project, increasing the number of hospital beds available in Visalia, Calif.; and a grant to help provide the Factory Youth Center, located in Paradise, Penn., with the operating support it needs to continue its mission of helping in-poverty at-risk teens.
INTERNATIONAL DEVELOPMENT
Since 1981, Land O’Lakes International Development division has implemented 150 projects in 72 countries, generally under agreements with the U.S. government. International Development projects had a significant impact on global communities and participants in 2007. We worked with 404 cooperatives, producer groups, and associations, which, in turn, assisted 81,250 members/participants, and directly benefited almost 450,000 participants. Our School Nutrition Programs worked with 2,630 schools, delivering nutritious snacks to 350,000 malnourished schoolchildren worldwide. This year, our volunteer programs completed 71 volunteer assignments in nine countries and mobilized the division’s 1,000th Farmer-to-Farmer volunteer. For additional information go to: www.idd.landolakes.com.
BOARD OF DIRECTORS — ADVISORY BOARD
1. Mary Shefland
Bloomington, Minn.
2. Robert Thompson
Urbana, Ill.
3. Howard Liszt
Wayzata, Minn.
LAND O’LAKES, INC. 9

BOARD OF DIRECTORS — DAIRY REGIONS
1. Paul Kent [66]
Mora, Minn.
2. Ben Curti [80]
Tulare, Calif.
3. Tom Wakefield [52]
Bedford, Pa.
4. Al Wanner [53]
Narvon, Pa.
5. Larry Kulp [51]
Martinsburg, Pa.
6. Bob Bignami [80]
Orland, Calif.
7. Pete Kappelman [68]
Two Rivers, Wis.
8. John Zonneveld [80]
Laton, Calif.
9. Lynn Boadwine [65]
Baltic, S.D.
10. Cornell Kasbergen [80]
Tulare, Calif.
11. James Netto [80]
Hanford, Calif.
12. Chuck Lindner [68]
Greenwood, Wis.
10 LAND O’LAKES, INC.

BOARD OF DIRECTORS — AG REGIONS
1. Floyd Trammell [3]
Greenville, Miss.
2. Jim Hager [1]
Colby, Wis.
3. Myron Voth [3]
Walton, Kan.
4. Ron Muzzall [5]
Oak Harbor, Wash.
5. Harley Buys [1]
Edgerton, Minn.
6. Dennis Cihlar [1]
Mosinee, Wis.
7. Art Perdue [5]
Minot, N.D.
8. Rich Richey [2]
Columbus, Neb.
9. Jim Miller [2]
Hardy, Neb.
10. Bob Marley [4]
Seymour, Ind.
11. Ronnie Mohr [4]
Greenfield, Ind.
12. Doug Reimer [2]
Guttenberg, Iowa
LAND O’LAKES, INC. 11

SENIOR STRATEGY TEAM
1. Steve Dunphy
Executive Vice President,
Chief Operating Officer
Dairy Foods Value Added
2. Barry Wolfish
Senior Vice President
Corporate Strategy & Business Development
3. Fernando Palacios
Executive Vice President,
Chief Operating Officer
Feed
4. Dave Seehusen
Executive Vice President,
Chief Operating Officer
Seed & Member Services
5. Jim Fife
Senior Vice President
Public Affairs
6. Chris Policinski
President and
Chief Executive Officer
7. Alan Pierson
Executive Vice President,
Chief Operating Officer
Dairy Foods Industrial
8. Peter Janzen
Senior Vice President
General Counsel
9. Karen Grabow
Senior Vice President
Human Resources
10. Dan Knutson
Senior Vice President,
Chief Financial Officer
11. Rod Schroeder
Executive Vice President,
Chief Operating Officer
Crop Protection Products
12 LAND O’LAKES, INC.

Land O’Lakes, Inc.
2007 Financial Results
Land O’Lakes, Inc.
P.O. Box 64101
St. Paul, MN 55164
www.landolakesinc.com
FORWARD-LOOKING STATEMENTS
Throughout this report to stakeholders, we discuss some of our expectations regarding Land O’Lakes future performance. All of these forward-looking statements are based on our current expectations and assumptions. Such statements are subject to certain risks and uncertainties that could cause actual results to differ. The Company undertakes no obligation to publicly revise any forward-looking statements to reflect future events or circumstances. For a discussion of other important risk factors that may materially affect our estimates and results, please see the risk factors contained in Land O’Lakes Annual Report on Form 10-K for the year ended December 31, 2007, which can be found on the Securities and Exchange Commission’s website (www.sec.gov).
SEC REPORTING
Certain of Land O’Lakes debt is registered with the SEC and trades in public markets. The Company files annual (10-K), quarterly (10-Q) and current (8-K) reports with the SEC. The Company’s filings can be accessed on the internet at www.sec.gov or the Company’s website (www.landolakesinc.com).

FINANCIAL OVERVIEW
Land O’Lakes operates in five segments: Dairy Foods, Feed, Seed, Agronomy and Layers. Dairy Foods develops, produces, markets and sells a variety of premium butter, spreads, cheese and other related dairy products. Feed develops, produces, markets and distributes animal feed to both the lifestyle and livestock animal markets. Seed develops, markets and sells seed for a variety of crops, including alfalfa, corn, soybeans and forage and turf grasses. Agronomy primarily consists of the operations of Winfield Solutions, LLC, which distributes crop protection products including herbicides, pesticides, fungicides and adjuvant. Layers produces and markets shell eggs.
SALES AND EARNINGS
Net Sales for Land O’Lakes, Inc. and consolidated subsidiaries (the “Company”) in 2007 were $8.9 billion compared with $7.1 billion in 2006, an increase of $1.8 billion or 26 percent over last year. Sales increases were reported in each of the Company’s segments.
Dairy Foods sales increased in 2007 as a result of higher market prices for milk, butter and cheese. Feed sales grew due to higher commodity prices. Growth in Seed sales was primarily attributed to stronger corn volumes relative to the demand for ethanol and its effect on corn production. Increased sales in Layers were primarily due to higher egg market prices. The September 1, 2007 repositioning of the Company’s Agronomy investment in Agriliance LLC resulted in the consolidation of its crop protection products business and increased sales by $0.3 billion.
Net Earnings for Land O’Lakes in 2007 were $163.8 million compared with $88.9 million in 2006, an increase of $74.9 million. In 2007, net earnings included a $21.3 million gain, net of related expenses and income taxes, on the sale of the Company’s Cheese & Protein International operations in Dairy Foods, and a $13.7 million charge, net of income taxes, to establish a reserve for assets received from the 2006 sale of the liquid egg operations in Layers. Net earnings were favorably impacted by the effects of higher market prices in Dairy Foods and Layers and higher volumes in Seed. Lower volumes in Feed had an unfavorable impact on net earnings in 2007.
Dairy Foods earnings in 2007 increased due to higher market prices for milk, butter and cheese. The increase was partially offset by volume declines in cheese and foodservice. Higher corn volumes, due to additional plantings to meet increased demand for corn-based ethanol, contributed to the improvement in Seed earnings. Significant growth in Layers earnings was due to higher egg market prices in 2007. Egg prices averaged $1.15 per dozen in 2007 compared to $0.76 in 2006. Feed earnings decreased due to volume declines in grass cattle, swine and dairy feeds. This was partially offset by higher prices and lower energy and distribution costs.
Earnings from equity in affiliated companies, which are primarily from Land O’Lakes investments within Agronomy and Layers, were higher in 2007 than a year ago. The increase was mainly related to higher crop nutrient and egg market prices.
FINANCIAL CONDITION
Debt is comprised of notes and short-term obligations, current portion of long-term debt and long-term debt. Notes and short-term obligations at December 31, 2007 were $132.2 million compared with $58.3 million at December 31, 2006. The increase in short-term obligations is primarily due to seasonal working capital requirements of the repositioned crop protection products business. Long-term debt, including current portion, was $616.8 million at December 31, 2007 compared with $650.0 million at December 31, 2006. This $33.2 million reduction in debt resulted primarily from the redemption and retirement of industrial development revenue bonds and repayments for borrowings of consolidated subsidiaries.
At December 31, 2007, the Company maintained a $225 million revolving credit facility (the revolver), which is secured by a majority of the Company’s assets. Borrowings bear interest at the London Interbank Offered Rate (LIBOR) or an alternative base rate plus applicable spreads. As of December 31, 2007, this facility was undrawn and $196.0 million was available after giving effect to outstanding letters of credit.
In September 2007, in conjunction with the repositioning of Agriliance LLC, the Company amended its receivables securitization facility to increase its borrowing capacity from $200 million to $300 million. The Company’s wholly owned, consolidated special purpose entity (“SPE”) enters into borrowings under this facility. Borrowings are secured solely by the SPE’s receivables and bear interest at LIBOR plus 87.5 basis points. As of December 31, 2007, there was $70 million in outstanding borrowings, which are included in notes and short-term obligations, and $230 million was available under this facility. In March 2008, the receivables
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securitization facility capacity was increased to $400 million to finance incremental working capital requirements arising from the crop protection products business and higher commodity price levels in our other businesses.
The Company had $175 million in secured notes due 2010 and $192.7 million in unsecured notes due 2011, which are included in long-term debt. The secured notes carry an interest rate of 9 percent and hold a second lien on essentially all of the assets which secure the revolver. The unsecured notes carry a coupon rate of 8.75 percent.
The Company’s capital securities of $190.7 million, which are also included in long-term debt, carry an interest rate of 7.45 percent and are due in 2028. The capital securities are subordinated to all other senior debt.
Land O’Lakes long-term debt-to-capital ratio was 37.1 percent at December 31, 2007 compared with 40.4 percent a year ago.
In 2007, the Company’s financial ratings were upgraded. As of December 31, 2007, the Company’s corporate debt ratings were BB (Standard & Poor’s) and Ba2 (Moody’s). The senior secured debt rating was BBB- (Standard & Poor’s) and Baa3 (Moody’s). The senior secured notes were rated BBB- (Standard & Poor’s) and Ba1 (Moody’s), and the senior unsecured notes were rated BB- (Standard & Poor’s) and Ba2 (Moody’s). The Company’s capital securities ratings were B (Standard & Poor’s) and B1 (Moody’s).
Equities at December 31, 2007 were $1,032.2 million compared with $932.7 million at December 31, 2006. The increase of $99.5 million resulted primarily from $163.8 million of net earnings. This increase was partially offset by equity revolvement, age retirements, estate redemptions and patronage refunds payable.
Cash returned to members in 2007 was $58.0 million compared with $80.6 million in 2006. Members received $30.7 million of equity revolvement, $20.3 million of cash patronage related to the prior year earnings and $7.0 million of age retirement, estate and other payments during the year.
PERFORMANCE MEASURES
Land O’Lakes is committed to increase returns to members and enhance ownership value by improving profitability in each core business through the effective use of invested capital and equity. The Company uses two primary performance measures — return on invested capital (ROIC) and return on equity (ROE). ROIC indicates the operating return on invested capital before considering the costs of financing and income taxes. ROE combines the results of operating performance with the effects of financial leverage and income taxes to measure the return on members’ equity in Land O’Lakes.
Return on invested capital in 2007 was 14.6 percent compared with 9.7 percent in 2006. Land O’Lakes average ROIC for the five-year period ended in 2007 was 9.9 percent.
Return on equity in 2007 was 17.6 percent compared with 10.0 percent in 2006. This increase was due to increased net earnings in 2007. Average ROE for the five-year period ended in 2007 was 11.0 percent.
FIVE YEARS IN REVIEW

($ in millions)	2007	2006	2005	2004	2003

Operations:
Net sales	$8,925	$7,102	$7,336	$7,497	$6,164
Earnings before income taxes and discontinued operations	202	97	137	33	100
Net earnings	164	89	132	24	77
Allocated patronage equities	97	72	118	24	40
Cash returned to members	58	81	69	35	24

Financial Position:
Working capital	$441	$303	$273	$337	$443
Investments	304	251	244	446	476
Property, plant and equipment	552	665	669	710	726
Total assets	4,432	3,015	3,063	3,169	3,356
Long-term debt	612	639	647	1,024	1,165
Equities	1,032	933	892	840	862

Financial Measures:
Return on equity	18%	10%	16%	3%	9%
Return on invested capital	15%	10%	12%	7%	8%
Long-term debt-to-capital	37%	40%	42%	55%	56%
Current ratio	1.17	1.24	1.20	1.30	1.41

2007 FINANCIAL RESULTS 3

CONSOLIDATED BALANCE SHEETS

LAND O’LAKES, INC.
($ in thousands)
As of December 31	2007	2006

Assets
Current assets:
Cash and cash equivalents	$116,839	$79,707
Receivables, net	1,006,707	604,580
Inventories	964,515	471,396
Prepaid expenses	856,033	350,423
Other current assets	76,178	57,904

Total current assets	3,020,272	1,564,010
Investments	303,978	251,089
Property, plant and equipment, net	551,752	665,069
Goodwill, net	318,224	326,527
Other intangibles, net	119,167	95,043
Other assets	118,438	113,191

Total assets	$4,431,831	$3,014,929

Liabilities and Equities
Current liabilities:
Notes and short-term obligations	$132,170	$58,300
Current portion of long-term debt	5,182	10,972
Accounts payable	1,150,353	529,850
Customer advances	926,240	419,516
Accrued expenses	337,476	223,603
Patronage refunds and other member equities payable	28,065	18,626

Total current liabilities	2,579,486	1,260,867
Long-term debt	611,602	639,059
Employee benefits and other liabilities	202,400	173,446
Minority interests	6,175	8,830
Commitments and contingencies
Equities:
Capital stock	1,701	1,828
Member equities	937,126	904,183
Accumulated other comprehensive loss	(61,931)	(66,276)
Retained earnings	155,272	92,992

Total equities	1,032,168	932,727

Total liabilities and equities	$4,431,831	$3,014,929

See accompanying notes to consolidated financial statements.
4 LAND O’LAKES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

LAND O’LAKES, INC.
($ in thousands)
For the years ended December 31	2007	2006	2005

Net sales	$8,924,895	$7,102,289	$7,336,128
Cost of sales	8,157,684	6,441,368	6,751,111

Gross profit	767,211	660,921	585,017
Selling, general and administrative	622,231	515,557	494,971
Restructuring and impairment charges	3,970	21,169	6,381
Gain on insurance settlement	(5,941)	—	—

Earnings from operations	146,951	124,195	83,665
Interest expense, net	48,918	58,360	79,873
Other (income) expense, net	(37,157)	(18,791)	9,295
Gain on sale of investment in CF Industries, Inc.	—	—	(102,446)
Equity in earnings of affiliated companies	(68,183)	(13,674)	(41,343)
Minority interest in earnings of subsidiaries	1,469	1,449	1,354

Earnings before income taxes and discontinued operations	201,904	96,851	136,932
Income tax expense	38,107	7,906	7,305

Net earnings from continuing operations	163,797	88,945	129,627
Earnings from discontinued operations, net of income taxes	—	—	2,167

Net earnings	$163,797	$88,945	$131,794

Applied to:
Member equities
Allocated patronage	$97,147	$72,002	$118,273
Deferred equities	5,496	3,015	1,847

	102,643	75,017	120,120
Retained earnings	61,154	13,928	11,674

	$163,797	$88,945	$131,794

See accompanying notes to consolidated financial statements.
2007 FINANCIAL RESULTS 5

CONSOLIDATED STATEMENTS OF CASH FLOWS

LAND O’LAKES, INC.
($ in thousands)
For the years ended December 31	2007	2006	2005

Cash flows from operating activities:
Net earnings	$163,797	$88,945	$131,794
Earnings from discontinued operations, net of income taxes	—	—	(2,167)
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	84,140	95,239	99,312
Amortization of deferred financing costs	2,253	2,226	8,733
Loss on extinguishment of debt	—	—	11,014
Bad debt expense	22,579	1,421	1,967
Proceeds from patronage revolvement received	6,706	9,163	8,123
Non-cash patronage income	(2,543)	(1,827)	(1,852)
Insurance recovery — business interruption	4,551	—	—
Deferred income tax (benefit) expense	(29,655)	13,500	6,956
(Increase) decrease in other assets	(3,766)	2,893	4,128
Increase in other liabilities	1,975	2,895	3,570
Restructuring and impairment charges	3,970	21,169	6,381
Gain on divestiture of businesses	(28,474)	(8,987)	—
Gain on sale of investments	(8,683)	(7,980)	(103,581)
Gain on insurance settlement	(5,941)	—	—
Equity in earnings of affiliated companies	(68,183)	(13,674)	(41,343)
Dividends from investments in affiliated companies	33,699	4,736	35,250
Minority interests	1,469	1,449	1,354
Other	(3,638)	(3,610)	(6,254)
Changes in current assets and liabilities, net of acquisitions and divestitures:
Receivables	(294,145)	38,156	(14,618)
Inventories	(206,950)	(19,587)	(6,058)
Prepaid and other current assets	(512,438)	(60,948)	(46,339)
Accounts payable	586,712	(51,624)	100,868
Customer advances	506,724	23,643	63,287
Accrued expenses	74,619	59,332	13,035

Net cash provided by operating activities	328,778	196,530	273,560
Cash flows from investing activities:
Additions to property, plant and equipment	(91,061)	(83,763)	(70,424)
Acquisitions	(2,930)	(88,060)	(46,101)
Investments in affiliates	(331,674)	(4,950)	(5,566)
Distributions from investments in affiliated companies	25,000	—	—
Net settlement on repositioning investment in joint venture	(87,875)	—	—
Net proceeds from divestiture of businesses	212,101	42,466	2,635
Proceeds from sale of investments	626	9,274	316,900
Proceeds from sale of property, plant and equipment	10,502	1,754	22,197
Insurance proceeds for replacement assets	8,635	—	—
Change in notes receivable	(18,406)	15,781	(15,228)
Other	(202)	7,183	20,881

Net cash (used) provided by investing activities	(275,284)	(100,315)	225,294
Cash flows from financing activities:
Increase (decrease) in short-term debt	75,399	(98,541)	21,256
Proceeds from issuance of long-term debt	8,337	16,451	2,022
Principal payments on long-term debt and capital lease obligations	(41,798)	(36,549)	(379,900)
Payments for debt extinguishment costs	—	—	(11,014)
Payments for debt issuance costs	—	(1,543)	—
Payments for redemption of member equities	(58,049)	(80,614)	(68,714)
Other	(251)	4,933	(1,993)

Net cash used by financing activities	(16,362)	(195,863)	(438,343)
Net cash (used) provided by operating activities of discontinued operations	—	(349)	3,922
Net cash provided by investing activities of discontinued operations	—	—	42,135

Net increase (decrease) in cash and cash equivalents	37,132	(99,997)	106,568
Cash and cash equivalents at beginning of year	79,707	179,704	73,136

Cash and cash equivalents at end of year	$116,839	$79,707	$179,704

See accompanying notes to consolidated financial statements.
6 LAND O’LAKES, INC.

CONSOLIDATED STATEMENTS OF EQUITIES
AND COMPREHENSIVE INCOME

					Accumulated
LAND O’LAKES, INC.					Other
($ in thousands)	Capital	Member Equities			Comprehensive	Retained	Total
Years ended December 31, 2007, 2006 and 2005	Stock	Allocated	Deferred	Net	Income (Loss)	Earnings	Equities

Balance, December 31, 2004	$2,059	$877,137	$(24,378)	$852,759	$(73,792)	$58,939	$839,965
Capital stock issued	9	—	—	—	—	—	9
Capital stock redeemed	(101)	—	—	—	—	—	(101)
Portion of member equities stated as current liability	—	(5,967)	—	(5,967)	—	—	(5,967)
Cash patronage and redemption of member equities	—	(68,714)	—	(68,714)	—	—	(68,714)
Redemption included in prior year’s liabilities	—	22,317	—	22,317	—	—	22,317
Other, net	—	(3,181)	(161)	(3,342)	—	534	(2,808)
Comprehensive income:
2005 earnings, as applied	—	118,273	1,847	120,120	—	11,674	131,794
Other comprehensive income (loss)	—	—	—	—	(1,371)	—	(1,371)

Total comprehensive income	—	—	—	—	—	—	130,423

Patronage refunds payable	—	(23,655)	—	(23,655)	—	—	(23,655)

Balance, December 31, 2005	1,967	916,210	(22,692)	893,518	(75,163)	71,147	891,469
Capital stock issued	2	—	—	—	—	—	2
Capital stock redeemed	(141)	—	—	—	—	—	(141)
Cash patronage and redemption of member equities	—	(80,614)	—	(80,614)	—	—	(80,614)
Redemption included in prior year’s liabilities	—	29,622	—	29,622	—	—	29,622
Equities issued for prior merger	—	13,896	—	13,896	—	—	13,896
Other, net	—	(8,614)	(16)	(8,630)	—	7,917	(713)
Comprehensive income:
2006 earnings, as applied	—	72,002	3,015	75,017	—	13,928	88,945
Other comprehensive income	—	—	—	—	8,887	—	8,887

Total comprehensive income	—	—	—	—	—	—	97,832

Patronage refunds payable	—	(18,626)	—	(18,626)	—	—	(18,626)

Balance, December 31, 2006	1,828	923,876	(19,693)	904,183	(66,276)	92,992	932,727
Capital stock issued	6	—	—	—	—	—	6
Capital stock redeemed	(133)	—	—	—	—	—	(133)
Cash patronage and redemption of member equities	—	(58,049)	—	(58,049)	—	—	(58,049)
Redemption included in prior year’s liabilities	—	18,626	—	18,626	—	—	18,626
Other, net	—	(2,209)	(3)	(2,212)	—	1,126	(1,086)
Comprehensive income:
2007 earnings, as applied	—	97,147	5,496	102,643	—	61,154	163,797
Other comprehensive income	—	—	—	—	66,787	—	66,787

Total comprehensive income	—	—	—	—	—	—	230,584

Adjustment to initially apply FASB Statement No. 158, net of income taxes	—	—	—	—	(62,442)	—	(62,442)
Patronage refunds payable	—	(28,065)	—	(28,065)	—	—	(28,065)

Balance, December 31, 2007	$1,701	$951,326	$(14,200)	$937,126	$(61,931)	$155,272	$1,032,168

See accompanying notes to consolidated financial statements.
2007 FINANCIAL RESULTS 7

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ in thousands in tables)
1. Summary of Operations and Significant Accounting Policies
Nature of Operations Land O’Lakes, Inc. is a diversified member-owned food and agricultural cooperative serving agricultural producers throughout the United States. Through its five operating segments of Dairy Foods, Feed, Seed, Agronomy and Layers, Land O’Lakes, Inc. procures approximately 12.5 billion pounds of member milk annually, markets more than 300 dairy products, provides member cooperatives, farmers and ranchers with an extensive line of agricultural supplies (including feed, seed and crop protection products) and produces and markets shell eggs.
Statement Presentation The consolidated financial statements include the accounts of Land O’Lakes, Inc. and wholly owned and majority-owned subsidiaries (“Land O’Lakes” or the “Company”). Intercompany transactions and balances have been eliminated. Certain reclassifications have been made to the 2006 and 2005 consolidated financial statements to conform to the 2007 presentation. Reclassifications between Seed inventories, prepaid expenses, accounts payable and accrued expenses have been reflected in the December 31, 2006 consolidated balance sheet and the December 31, 2006 and 2005 consolidated statements of cash flows. These reclassifications resulted in a $28.4 million reduction in total current assets and total current liabilities in the December 31, 2006 consolidated balance sheet and no change to net cash provided by operating activities in the 2006 and 2005 consolidated statements of cash flows. In addition, a $15.8 million decrease in notes receivable for 2006 and a $15.2 million increase in notes receivable for 2005 have been reclassified from operating activities to investing activities in the respective consolidated statements of cash flows. These adjustments had no effect on previously reported gross profit or net earnings.
     As of December 31, 2007, the Company separately reported customer advances in the consolidated balance sheet (previously reported in accounts payable) to provide clearer disclosure of this liability. The previously reported 2006 consolidated balance sheet and the 2006 and 2005 consolidated statements of cash flows have been adjusted to conform to the current year presentation.
Fiscal Years The Company’s fiscal year ends on December 31 each year. However, the Company’s MoArk, LLC (“MoArk”) subsidiary is a wholly owned subsidiary with a 52-53 week reporting period ending during December. The 2007, 2006 and 2005 MoArk fiscal years each consisted of 52 week periods.
Cash and Cash Equivalents Cash and cash equivalents include short-term, highly liquid investments with original maturities of three months or less.
Vendor Rebates Receivable The Company receives vendor rebates primarily from seed and chemical suppliers. These rebates are usually covered by binding arrangements, which are signed agreements between the vendor and the Company or published vendor rebate programs; but they can also be open-ended, subject to future definition or revisions. Rebates are recorded as earned in accordance with Emerging Issues Task Force (“EITF”) Issue No. 02-16, “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor,” when probable and reasonably estimable based on terms defined in binding arrangements (which in most cases is either in the form of signed agreements between the Company and the vendor or published vendor rebate programs), or in the absence of such arrangements, when cash is received. Rebates covered by binding arrangements which are not probable and reasonably estimable are accrued when certain milestones are achieved. Because of the timing of vendor crop year programs relative to the Company’s fiscal year end, a significant portion of rebates have been collected prior to the end of the Company’s year end for the prior crop year. The actual amount of rebates recognized, however, can vary year over year, largely due to the timing of when binding arrangements are finalized.
Inventories Inventories are valued at the lower of cost or market. Cost is determined on a first-in, first-out or average cost basis.
Vendor Prepayments In our seed and crop protection products businesses, we prepay with respect to a substantial amount of product which we will further process or distribute at a future date. We also accept prepayments from our own customers, but we are generally unable to collect as many prepayment dollars as we send to our suppliers. In the event that one of the suppliers to whom we make a prepayment is unable to continue as a going concern or is otherwise unable to fulfill its contractual obligations, we may not be able to take delivery of all the product for which we made a prepayment, and, as a trade creditor, we may not be able to reclaim the remaining amounts of cash held by such supplier in our prepaid account. As of December 31, 2007 and 2006, vendor prepayments were $825.3 million and $321.2 million, respectively, most of which was concentrated with Monsanto, Syngenta and Bayer.
Derivative Commodity Instruments In the normal course of operations, the Company purchases commodities such as milk, butter and soybean oil in Dairy Foods; soybean meal and corn in Feed, soybeans in Seed and corn and soybean meal in Layers. Derivative commodity instruments, consisting primarily of futures contracts offered through regulated commodity exchanges, are used to reduce exposure to changes in commodity prices. These contracts are not designated as hedges under Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities.” The futures contracts are marked-to-market each month and gains and losses (“unrealized hedging gains and losses”) are recognized in cost of sales. The Company has established formal position limits to monitor its hedging activities and generally does not use derivative commodity instruments for speculative purposes.
Investments Investments in other cooperatives are stated at cost plus unredeemed patronage refunds received, or estimated to be received, in the form of capital stock and other equities. Estimated patronage refunds are not recognized for tax purposes until notices of allocation are received. Investments in less than 20%-owned companies are generally stated at cost as the Company does not have the ability to exert significant influence. The equity method of accounting is used for investments in other companies, including joint ventures, in which the Company has significant influence, but not control, and voting interests of 20% to 50%. Investments with voting interests that exceed 50% are consolidated.
Property, Plant and Equipment Property, plant and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful life (10 to 30 years for land improvements and buildings and building equipment, 3 to 10 years for machinery and equipment and 3 to 5 years for software) of the respective assets in accordance with the straight-line method. Accelerated methods of depreciation are used for income tax purposes.
Goodwill and Other Intangible Assets Goodwill represents the excess of the purchase price of an acquired entity over the amounts assigned to assets acquired and liabilities assumed.
     Other intangible assets consist primarily of trademarks, patents, customer relationships and agreements not to compete. Certain trademarks are not amortized because they have indefinite lives. The remaining other intangible assets are amortized using the straight-line method over their estimated useful lives, ranging from 3 to 25 years.
Recoverability of Long-Lived Assets The test for goodwill impairment is a two-step process and is performed on at least an annual basis. The first step is a comparison of the fair value of the reporting unit with its carrying amount, including goodwill. If this step reflects impairment, then the loss would be measured in the second step as the excess of recorded goodwill over its implied fair value. Implied fair value is the excess of fair value of the reporting unit over the fair value of all identified assets and liabilities. The
8 LAND O’LAKES, INC.

test for impairment of unamortized other intangible assets is performed on at least an annual basis. The Company deems unamortized other intangible assets to be impaired if the carrying amount of an asset exceeds its fair value. The Company tests the recoverability of all other long-lived assets whenever events or changes in circumstance indicate that expected future undiscounted cash flows might not be sufficient to support the carrying amount of an asset. The Company deems these other assets to be impaired if a forecast of undiscounted future operating cash flows is less than its carrying amount. If these other assets were determined to be impaired, the loss is measured as the amount by which the carrying value of the asset exceeds its fair value.
Revenue Recognition The Company’s revenues are derived from a wide range of products sold to a diversified base of customers. Revenue is recognized when products are shipped and the customer takes ownership and assumes risk of loss, collection of the relevant receivables is probable, persuasive evidence of an arrangement exists and the sales price is fixed or determinable. Sales include shipping and handling charges billed to customers and are reduced by customer incentives and trade promotion activities which are recorded by estimating expense based on redemption rates, estimated customer participation and performance levels, and historical experience. Estimated product returns in the Company’s Seed and Agronomy segments are deducted from sales at the time of shipment based on various factors including historical returns and market trends and conditions. For certain Agronomy segment product sales, customers receive a one-time, non-repeatable extension of credit for unused purchased product, for a defined additional period in the following growing season. For these sales arrangements, revenue related to the unused purchased product is recognized upon collection of the amount re-billed.
     The Company periodically enters into prepayment contracts with customers in the Seed and Agronomy segments and receives advance payments for product to be delivered in future periods. These payments are recorded as customer advances in the consolidated balance sheet. Revenue associated with customer advances is recognized as shipments are made and title, ownership and risk of loss pass to the customer.
Advertising and Promotion Costs Advertising and promotion costs are expensed as incurred. Advertising and promotion costs were $77.1 million, $61.6 million and $57.2 million in 2007, 2006 and 2005, respectively.
Research and Development Expenditures for research and development are charged to administrative expense in the year incurred. Total research and development expenses were $34.3 million, $31.4 million and $30.3 million in 2007, 2006 and 2005, respectively.
Share-Based Compensation The Company offers a Value Appreciation Right Awards (“VAR”) plan to certain eligible employees. Participants are granted an annual award of VAR “Units,” which are not traditional stock. The Company elected to measure its liability for this plan at intrinsic value as permitted in accordance with SFAS No. 123(R), “Share-Based Payment.”
Income Taxes Land O’Lakes is a non-exempt agricultural cooperative and is taxed on all non-member earnings and any member earnings not paid or allocated to members by qualified written notices of allocation as that term is used in section 1388(c) of the Internal Revenue Code. The Company files a consolidated tax return with its fully taxable subsidiaries.
     The Company establishes deferred income tax assets and liabilities based on the difference between the financial and income tax carrying values of assets and liabilities using existing tax rates.
Recent accounting Pronouncements In July 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 prescribes a recognition threshold and measurement attribute for how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return. FIN 48 requires that financial statements reflect expected future tax consequences of such positions presuming the taxing authorities’ full knowledge of the position and all relevant facts, but without considering time values. FIN 48 was effective January 1, 2007 and did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows. See Note 12 for further information.
     In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). This statement provides a single definition of fair value, a framework for measuring fair value and expanded disclosures concerning fair value. SFAS 157 applies to other pronouncements that require or permit fair value measurements; it does not require any new fair value measurements. This pronouncement is effective January 1, 2008, and the Company does not expect this statement to have a material impact on its consolidated financial statements. Additionally, in February 2008, the FASB issued FASB Staff Positions (FSP) Financial Accounting Standard 157-1 (“FSP 157-1”) and 157-2 (“FSP 157-2”). FSP 157-1 removes leasing from the scope of SFAS 157 and FSP 157-2 delays the effective date of SFAS 157 from 2008 to 2009 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually).
     In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (“SFAS 158”). SFAS 158 requires that employers recognize on a prospective basis the funded status of their defined benefit pension and other postretirement plans in their consolidated balance sheets and recognize as a component of other comprehensive income, net of income tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as components of net periodic benefit cost. SFAS 158 also requires the funded status of a plan to be measured as of the date of the year-end statement of financial position and requires additional disclosures in the notes to consolidated financial statements. This pronouncement was adopted effective December 31, 2007. However, the measurement date aspect of the pronouncement is effective for fiscal years ending after December 15, 2008 and the Company will adopt that provision of SFAS 158 in 2008. The initial recognition of the unfunded status resulted in a $62.4 million charge, net of income taxes, to accumulated other comprehensive income. See Note 13 for further discussion on the impact of the adoption of SFAS 158.
     In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115” (“SFAS 159”). This statement provides companies with an option to measure, at specified election dates, many financial instruments and certain other items at fair value that are not currently measured at fair value. A company that adopts SFAS 159 will report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. This Statement also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 was effective January 1, 2008 and the Company has made no elections to measure any financial instruments or certain other items at fair value.
     In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — An Amendment to ARB No. 51” (“SFAS 160”). The objective of this statement is to improve the relevance, comparability and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 requires reclassifying noncontrolling interests, also referred to as minority interest, to the equity section of the consolidated balance sheet presented upon adoption. This pronouncement is effective for fiscal years beginning after December 15, 2008. The Company is currently assessing the impact of adopting SFAS 160.
2007 FINANCIAL RESULTS 9

     In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (“SFAS 141(R)”). SFAS 141(R) requires most identifiable assets, liabilities, noncontrolling interests, and goodwill acquired in a business combination to be recorded at “full fair value.” The statement applies to all business combinations, including combinations among mutual enterprises. SFAS 141(R) requires all business combinations to be accounted for by applying the acquisition method and is effective for periods beginning on or after December 15, 2008, with early adoption prohibited. The Company is currently assessing the impact of adopting SFAS 141(R).
Accounting Estimates The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include, and are not limited to, allowance for doubtful accounts, sales returns and allowances, vendor rebates receivable, asset impairments, valuation of goodwill and unamortized other intangible assets, tax contingency reserves, deferred tax valuation allowances, trade promotion and consumer incentives, and assumptions related to pension and other postretirement plans.
2. Adjustments to Prior Years’ Consolidated Financial Statements
In March 2008, the Company became aware of previously undetected misstatements to the financial statements of Agriliance LLC (“Agriliance”), a 50%-owned joint venture. The Company accounts for its investment in Agriliance under the equity method of accounting. As of December 31, 2006 and for the years ended December 31, 2006 and 2005, Agriliance misapplied EITF 02-16, “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor” (“EITF”) and has restated its financial results for certain periods relative to the timing of when vendor rebates were recognized. Agriliance estimated vendor rebates earned throughout the vendor’s crop year program based on long-term agreements, prior historical rebate amounts and current negotiations with vendors and recorded the rebates as product was sold. Certain of these arrangements with vendors were not formally binding until sometime after the start of the vendor’s crop year program. In accordance with the EITF, rebates are to be recorded as earned when evidence of a binding arrangement exists (which in most cases is either a signed agreement between the Company and the vendor or published vendor rebate programs) or in the absence of such arrangements, when cash is received.
     The Company evaluated the effects of the misstatements on prior periods’ consolidated financial statements in accordance with the guidance provided by SEC Staff Accounting Bulletin No. 108, codified as SAB Topic 1.N, “Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”), and concluded that no prior period consolidated financial statements are materially misstated. However, the Company corrected its prior consolidated financial statements as of December 31, 2006 and for the years ended December 31, 2006 and 2005 for the immaterial misstatements related to recording its share of Agriliance’s financial results. The adjustments have no impact to the Company’s cash flows.
     Although the consolidated financial statements for the annual periods ended December 31, 2006 and 2005 were not considered materially misstated due to the improper recording of vendor rebates, the Company’s quarterly financial results for the periods ending March 31, 2007 and 2006, June 30, 2007 and 2006 and September 30, 2007 and 2006 were deemed materially misstated. As permitted by SAB 108, the Company has adjusted its quarterly operating results. The Company does not intend to amend its previous filings with the SEC with respect to this misstatement and will correct its 2007 quarterly operating results in its future Form 10-Q filings.
     The effects of the adjustments on the consolidated balance sheet for the year ended December 31, 2006 are as follows:

	Previously
	Reported	Adjustments	Adjusted
	2006	2006	2006

Other current assets	$50,594	$7,310	$57,904
Total current assets	1,556,700	7,310	1,564,010
Investments	270,202	(19,113)	251,089
Total assets	3,026,732	(11,803)	3,014,929
Accrued expenses	223,597	6	223,603
Total current liabilities	1,260,861	6	1,260,867
Retained earnings	104,801	(11,809)	92,992
Total equities	944,536	(11,809)	932,727
Total liabilities and equities	3,026,732	(11,803)	3,014,929
     In addition, a $14.9 million adjustment to reduce retained earnings at January 1, 2005 has been recorded in the consolidated statements of equities and comprehensive income to reflect the cumulative effect of the corrections to retained earnings as of December 31, 2004.
     The effects of the adjustments on the consolidated statements of operations for the years ending December 31, 2006 and 2005 are as follows:

	Previously			Previously
	Reported	Adjustments	Adjusted	Reported	Adjustments	Adjusted
	2006	2006	2006	2005	2005	2005

Equity in earnings of affiliated companies	$(13,295)	$(379)	$(13,674)	$(36,692)	$(4,651)	$(41,343)
Earnings before income taxes and discontinued operations	96,472	379	96,851	132,281	4,651	136,932
Income tax expense	7,806	100	7,906	5,505	1,800	7,305
Net earnings from continuing operations	88,666	279	88,945	126,776	2,851	129,627
Net earnings	88,666	279	88,945	128,943	2,851	131,794
     The effects of the adjustments on the consolidated statements of cash flows for the years ending December 31, 2006 and 2005 are as follows:

	Previously			Previously
	Reported	Adjustments	Adjusted	Reported	Adjustments	Adjusted
	2006	2006	2006	2005	2005	2005

Net earnings	$88,666	$279	$88,945	$128,943	$2,851	$131,794
Deferred income tax expense	13,355	145	13,500	5,177	1,779	6,956
Equity in earnings of affiliated companies	(13,295)	(379)	(13,674)	(36,692)	(4,651)	(41,343)
Change in accrued expenses	59,377	(45)	59,332	13,014	21	13,035
Net cash provided by operating activities	196,530	—	196,530	273,560	—	273,560
10 LAND O’LAKES, INC.

3. Repositioning of Agronomy Assets
Land O’Lakes has a 50% ownership interest in Agriliance LLC (“Agriliance”) with the remaining 50% interest held by United Country Brands, LLC (a wholly owned subsidiary of CHS Inc. (“CHS”)). The Company accounts for its investment in Agriliance under the equity method of accounting. On September 4, 2007 (effective as of September 1, 2007), the Company, CHS and Agriliance entered into an agreement whereby Agriliance distributed a portion of its assets, primarily its wholesale crop protection products business (“CPP”) assets and its wholesale crop nutrients business (“CN”) assets, to the parent companies in an effort to enhance operating efficiencies and more closely align the businesses within the parent companies. Based on ownership interests, each parent would be entitled to receive 50% of the CPP and CN assets distributed. In order to meet the objectives of the distributions, Land O’Lakes granted CHS the right to receive 100% of the CN assets distributed in exchange for the right to receive 100% of the CPP assets distributed. Land O’Lakes agreed to pay $229.8 million and CHS agreed to pay $141.9 million for their respective distribution rights. The parent companies net settled the transaction in 2007 whereby the Company paid $87.9 million to CHS. In 2007, the Company also recorded a $8.8 million gain on sale of investment for the repositioning related to the CN assets distributed.
     The net book value of CPP assets distributed by Agriliance to Land O’Lakes, as of the date of distribution, was $333.0 million. The $166.5 million portion of the CPP assets distributed to Land O’Lakes attributable to its 50% ownership interest was recorded as a non-cash transaction, which reduced the Company’s investment in Agriliance. The $229.8 million that Land O’Lakes agreed to pay for the right to receive an additional 50% of the CPP assets distributed was treated as a step acquisition using the purchase method of accounting in accordance with SFAS No. 141, “Business Combinations.” The $63.3 million excess purchase price over book value of assets acquired was allocated to inventories, property, plant and equipment, identifiable intangible assets and deferred tax liabilities, with the remaining consideration allocated to goodwill. The closing date of the transaction was effective as of September 1, 2007, and accordingly, the results of operations of CPP are included in the consolidated financial statements from that date forward. The following table summarizes the amounts assigned to major balance sheet captions based upon independent appraisals and management estimates as of the date of distribution:

Receivables	$104,096
Inventories	307,152
Other current assets	712
Property, plant and equipment	30,338
Goodwill	22,246
Other intangibles	27,051
Investments	1,325
Other assets	307
Accounts payable	(32,633)
Accrued expenses	(58,939)
Employee benefits and other liabilities	(5,341)

Net assets distributed and acquired	$396,314

     The excess purchase price allocation resulted in the recognition of $27.1 million of intangible assets of which $22.5 million related to customer relationships to be amortized over a period of 25 years, $2.8 million related to trademarks and tradenames to be amortized over 15 years and $1.8 million related to other finite-lived intangible assets that will be amortized over an average period of eight years. The $22.2 million assigned to goodwill is to be amortized over a 15-year period. Goodwill is subject to adjustment pending a final valuation true-up with CHS in 2008 related to certain assets and liabilities distributed. The Company believes the entire amount of intangible assets and goodwill recognized will not be deductible for income tax purposes.
     Also in 2007, the Company contributed $330.9 million in cash related to Agriliance, along with equivalent funds provided by CHS, for the pay-down of a certain portion of debt and to support ongoing working capital requirements. In December of 2007, the Company received a $25.0 million dividend from Agriliance as a return of investment. Agriliance continues as a 50/50 joint venture between the parents and continues to operate its retail agronomy distribution businesses.
     The following unaudited pro forma summary presents the results of operations for the Company as if the CPP and CN asset distributions had occurred at the beginning of the periods presented. The pro forma amounts include certain estimates and assumptions to reflect the pro forma impact of net sales related to the CPP asset distribution, increased interest expense to finance the acquisition, estimated amortization of identifiable intangible assets and goodwill, elimination of inter-company sales and the elimination of the historical CPP and CN earnings accounted for under the equity method. The pro forma amounts do not reflect any benefits from synergies which might be realized nor integration costs to be incurred subsequent to asset distributions. The pro forma information does not necessarily reflect the actual results that would have occurred had the distributions occurred on such date or at the beginning of the periods indicated, or that may be obtained in the future.

	Pro forma (unaudited)

	2007	2006

Net sales	$9,918,695	$8,270,020
Net earnings	147,053	128,040
4. Receivables
A summary of receivables at December 31 is as follows:

	2007	2006

Trade accounts	$834,070	$469,230
Notes and contracts	92,207	73,469
Vendor rebates	26,050	40,520
Other	68,730	31,915

	1,021,057	615,134
Less allowance for doubtful accounts	(14,350)	(10,554)

Total receivables, net	$1,006,707	$604,580

     A substantial portion of Land O’Lakes receivables is concentrated in agriculture as well as in the wholesale and retail food industries. Collection of receivables may be dependent upon economic returns in these industries. The Company’s credit risks are continually reviewed, and management believes that adequate provisions have been made for doubtful accounts.
     The Company operates a wholly owned subsidiary that provides operating loans and facility financing to farmers and livestock producers and which are fully collateralized by the real estate, equipment and livestock of their farming operations. These loans, which relate primarily to dairy, swine, cattle and other livestock production, are presented as notes and contracts for the current portion and as other assets for the non-current portion. Total notes and contracts were $126.2 million at December 31, 2007 and $104.5 million at December 31, 2006 of which $75.4 million and $58.2 million, respectively, was the current portion included in the table above.
     Vendor rebate receivables are primarily from seed and chemical suppliers. Rebate receivables can vary significantly year over year due to the timing of recording estimated rebates in accordance with EITF 02-16 and the timing of cash receipts.
5. Inventories
A summary of inventories at December 31 is as follows:

	2007	2006

Raw materials	$190,586	$155,505
Work in process	5,058	3,914
Finished goods	768,871	311,977

Total inventories	$964,515	$471,396

2007 FINANCIAL RESULTS 11

6. Investments
A summary of investments at December 31 is as follows:

	2007	2006

Agriliance LLC	$150,945	$105,606
Ag Processing Inc	32,832	33,975
Advanced Food Products, LLC	34,287	32,933
Agronomy Company of Canada Ltd.	21,909	16,834
Universal Cooperatives, Inc.	7,802	7,986
Delta Egg Farm, LLC	7,579	3,890
CoBank, ACB	4,396	7,198
Prairie Farms Dairy, Inc.	3,518	3,696
Melrose Dairy Proteins, LLC	3,856	5,741
Golden Oval Eggs, LLC	—	4,265
Other — principally cooperatives and joint ventures	36,854	28,965

Total investments	$303,978	$251,089

     As of December 31, 2007, the Company has a 50% voting interest in numerous joint ventures, including Agriliance LLC and Agronomy Company of Canada Ltd. in Agronomy, Melrose Dairy Proteins, LLC in Dairy, and Delta Egg Farm, LLC in Layers. The Company’s largest investments in other cooperatives as of December 31, 2007 are Ag Processing Inc, Universal Cooperatives, Inc., Prairie Farms Dairy, Inc. and CoBank, ACB. Summarized financial information for Agriliance LLC, which was deemed a significant investment by the Company, as of and for the years ended December 31, is as follows:

Agriliance LLC	2007	2006

Net sales	$3,446,817	$3,704,121
Gross profit	446,315	338,713
Net earnings	101,170	23,971
Current assets	696,332	1,479,908
Non-current assets	66,099	164,917
Current liabilities	426,674	1,302,148
Non-current liabilities	33,867	131,465
Total equity	301,890	211,212
     Based on a deterioration in the financial results of Golden Oval Eggs, LLC (“Golden Oval”) during 2007, the Company recorded an allowance of $2.4 million related to its entire remaining investment balance in Golden Oval. The equity investment in Golden Oval was obtained in 2006 as part of the divestiture of the Company’s liquid egg operations to Golden Oval. The charge to establish the reserve was recorded as an equity loss of affiliated companies in the consolidated statement of operations. Additionally, in December of 2007, the Company fully reserved for an outstanding $19.6 million note receivable from Golden Oval that was also obtained in 2006 as part of the divestiture. See Note 23 for further discussion.
7. Property, Plant and Equipment
A summary of property, plant and equipment at December 31 is as follows:

	2007	2006

Machinery and equipment	$617,193	$731,576
Buildings and building equipment	346,809	383,124
Land and land improvements	64,554	66,418
Software	89,242	62,885
Construction in progress	35,142	38,242

	1,152,940	1,282,245
Less accumulated depreciation	601,188	617,176

Total property, plant and equipment, net	$551,752	$665,069

8. Goodwill and Other Intangible Assets
Goodwill
The carrying amount of goodwill by segment at December 31 is as follows:

	2007	2006

Feed	$127,404	$127,893
Dairy Foods	69,451	83,799
Layers	58,280	58,982
Agronomy	52,371	45,461
Seed	10,718	10,392

Total goodwill	$318,224	$326,527

     The decrease in Dairy Foods goodwill was primarily due to $13.4 million of goodwill associated with the April 2007 sale of the Cheese & Protein International, LLC cheese operations. See Note 19 for further information.
     The increase in Agronomy goodwill was primarily due to $22.2 million of goodwill from the September 2007 step acquisition of the wholesale CPP assets to the Company from Agriliance. The Agronomy increase was partially offset by a goodwill decrease of $9.1 million attributed to the sale of the Company’s ownership interest in CN related assets and by the effect of $6.3 million of goodwill amortization associated with business combinations between mutual enterprises. See Note 3 for further discussion.
Other intangible assets
A summary of other intangible assets at December 31 is as follows:

	2007	2006

Amortized other intangible assets:
Patents, less accumulated amortization of $7,250 and $6,063, respectively	$9,461	$10,648
Trademarks, less accumulated amortization of $1,592 and $2,498, respectively	4,102	1,472
Dealer networks and customer relationships, less accumulated amortization of $301 and $0, respectively	47,239	—
Other intangible assets, less accumulated amortization of $5,342 and $10,578, respectively	6,740	6,298

Total amortized other intangible assets	67,542	18,418
Total non-amortized other intangible assets — trademarks and license agreements	51,625	76,625

Total other intangible assets	$119,167	$95,043

     The increase in other intangible assets was primarily due to $27.1 million of intangible assets, primarily customer relationships and trademarks, arising from the excess purchase price of CPP assets acquired as discussed in Note 3. Non-amortized other intangible assets decreased $25.0 million due to a change in estimate of the Company’s assessment of the life of the dealer networks within Feed from an estimated useful life of infinite years to 25 years and have been reclassified to amortized other intangible assets at December 31, 2007.
     Amortization expense for the years ended December 31, 2007, 2006 and 2005 was $3.6 million, $3.6 million and $4.7 million, respectively. The estimated amortization expense related to other intangible assets subject to amortization for the next five years will approximate $4.4 million annually. The weighted-average life of the intangible assets subject to amortization is approximately 20 years. Non-amortized other intangible assets relate to Feed and the majority of the amortized other intangible assets relate to Feed and Agronomy.
9. Debt Obligations
Notes and Short-term Obligations
The Company had notes and short-term obligations at December 31, 2007 and 2006 of $132.2 million and $58.3 million, respectively. The Company maintains credit facilities to finance its short-term borrowing needs, including a revolving credit facility and a receivables securitization facility.
12 LAND O’LAKES, INC.

     The Company’s $225 million, five-year revolving credit facility matures in 2011. Borrowings bear interest at a variable rate (either LIBOR or an Alternative Base Rate) plus an applicable margin. The margin is dependent upon the Company’s leverage ratio. Based on the Company’s leverage ratio at the end of December 2007, the LIBOR margin for the revolving credit facility is 87.5 basis points and the spread for the Alternative Base Rate is 0 basis points. LIBOR may be set for one, two, three or six month periods at the election of the Company. At December 31, 2007, there was no outstanding balance on the revolving credit facility and $196.0 million was available after giving effect to $29.0 million of outstanding letters of credit, which reduce availability. At December 31, 2006, there was no outstanding balance on the revolving credit facility and $174.4 million was available after giving effect to $50.6 million of outstanding letters of credit, which reduce availability.
     In September 2007, in conjunction with the CPP asset distribution, the Company executed an amendment to its five-year receivables securitization facility to increase its borrowing capacity from $200 million to $300 million. The amended facility, which matures in 2011, will provide the Company with additional liquidity for incremental working capital needs associated with the CPP asset distribution. The Company and certain wholly owned consolidated entities sell Dairy Foods, Feed, Seed, Agronomy and certain other receivables to LOL SPV, LLC, a wholly owned, consolidated special purpose entity (“the SPE”). The SPE enters into borrowings which are effectively secured solely by the SPE’s receivables. The SPE has its own separate creditors that are entitled to be satisfied out of the assets of the SPE prior to any value becoming available to the Company. Borrowings under the receivables securitization facility bear interest at LIBOR plus 87.5 basis points. At December 31, 2007 and 2006 the SPE’s receivables were $732.0 million and $342.6 million, respectively. At December 31, 2007 and 2006, outstanding balances under the facility, recorded as notes and short-term obligations, were $70.0 million and $0, respectively, and availability was $230.0 million and $200.0 million, respectively.
     On March 13, 2008, the Company completed an amended and restated $400 million, five-year receivables securitization facility arranged by CoBank ACB. This facility updated and replaced the previous $300 million securitization facility and is scheduled to terminate in 2011. The increased capacity under the facility will be used to finance incremental working capital requirements arising from the crop protection products business and higher commodity price levels in our other businesses.
     The Company also had $61.1 million and $56.5 million as of December 31, 2007 and 2006, respectively, of notes and short-term obligations outstanding under a revolving line of credit and other borrowing arrangements for a wholly owned subsidiary that provides operating loans and facility financing to farmers and livestock producers. These outstanding notes and short-term obligations are collateralized by the wholly owned subsidiary’s loans receivable from the farmers and livestock producers.
     The weighted-average interest rate on short-term borrowings and notes outstanding at December 31, 2007 and 2006, was 5.69% and 5.52%, respectively.
Long-term Debt
A summary of long-term debt at December 31 is as follows:

	2007	2006

Senior unsecured notes — due 2011 (8.75%)	$192,743	$196,452
Senior secured notes — due 2010 (9.00%)	175,000	175,000
Capital Securities of Trust Subsidiary — due 2028 (7.45%)	190,700	190,700
MoArk, LLC debt — due 2008 through 2023 (7.84% weighted average)	29,520	44,004
Capital lease obligations (5.92% to 8.95%)	6,349	7,776
Industrial development revenue bonds	—	14,800
Other debt	22,472	21,299

	$616,784	$650,031
Less current portion	5,182	10,972

Total long-term debt	$611,602	$639,059

     The Company’s MoArk subsidiary maintains a $40 million revolving credit facility which is subject to a borrowing base limitation and terminates in June 2009. Borrowings bear interest at a variable rate (either LIBOR or an Alternative Base Rate) plus an applicable margin. At December 31, 2007 and 2006, the outstanding borrowings were $0 and $13.0 million, respectively. MoArk’s facility is not guaranteed by the Company nor is it secured by Company assets. The revolving credit facility is subject to certain debt covenants, which were all satisfied at December 31, 2007 and 2006.
     At December 31, 2007, the Company had $6.3 million in obligations under capital lease for MoArk which represents the present value of the future minimum lease payments for the leases. MoArk leases machinery, buildings and equipment at various locations. Minimum commitments for obligations under capital leases at December 31, 2007 total $6.3 million composed of $1.6 million for 2008, $1.5 million for 2009, $1.4 million for 2010, $1.5 million for 2011, and $0.3 million for 2012.
     Land O’Lakes Capital Trust I (the “Trust”) was created in 1998 for the sole purpose of issuing $200.0 million of Capital Securities and investing the proceeds thereof in an equivalent amount of debentures of the Company. The sole assets of the Trust, $206.2 million principal amount Junior Subordinated Deferrable Interest Debentures (the “Debentures”) of the Company, bearing interest at 7.45% and maturing on March 15, 2028, are eliminated upon consolidation.
     Interest paid on debt obligations was $62.4 million, $60.2 million and $78.0 million in 2007, 2006 and 2005, respectively.
     On March 22, 2007, the Company fully redeemed and retired $10.0 million of outstanding pollution control bonds related to the Cheese & Protein International LLC (“CPI”) facility.
     On April 2, 2007, the Company sold substantially all of the assets related to its CPI cheese and whey operations. As a result of the sale and upon receipt of the proceeds, the Company initiated a par offer in accordance with the indentures governing the 8.75% senior unsecured notes and 9.00% senior secured notes. The $213 million offer expired May 4, 2007, and $2.7 million of the 8.75% senior unsecured notes were tendered. On August 16, 2007, the Company purchased an additional $1.0 million of the 8.75% senior unsecured notes as permitted by the indentures.
     On September 4, 2007, the Company fully redeemed and retired $4.8 million of outstanding industrial development revenue bonds.
     On September 11, 2007, the Company terminated an interest rate swap arrangement related to the 8.75% senior unsecured notes in order to rebalance its interest rate risk exposure. The fair value of the interest rate swap at termination was $1.2 million and remains within total long-term debt as an adjustment to the fair value of the underlying debt. The fair value adjustment is amortized over the remaining life of the notes. The remaining unamortized portion of the fair value adjustment at December 31, 2007 was $1.1 million.
     Substantially all of the Company’s assets, excluding assets of MoArk and its subsidiaries, have been pledged to its lenders under the terms of its financing arrangements including, but not limited to, the revolving credit facility and the senior secured notes due 2010. Land O’Lakes debt covenants include certain minimum financial ratios that were all satisfied as of December 31, 2007 and 2006. However, in accordance with the terms of the revolving credit facility, the Company is required to provide audited financial statements to its lenders within 90 days of the end of its fiscal year. The Company did not satisfy this requirement for the year ended December 31, 2007 and therefore, was out of compliance with this covenant. However, the Company was not in an event of default as the covenants allow an automatic 30 day extension to provide audited financial statements to the lenders. As of April 15, 2008, the Company provided audited financial statements to its lenders and satisfied the covenant requirement.
2007 FINANCIAL RESULTS 13

     The maturity of long-term debt for the next five years and thereafter is summarized in the table below.

Year	Amount

2008	$5,182
2009	4,922
2010	179,739
2011	197,553
2012	3,988
2013 and thereafter	225,400
10. Other Comprehensive Income

	2007	2006	2005

Net earnings	$163,797	$88,945	$131,794
Minimum pension liability adjustment (net of income taxes of $(39,871) in 2007, $(5,734) in 2006 and $1,592 in 2005)	64,366	9,108	(2,603)
Unrealized gain (loss) on available-for-sale investment securities	275	(404)	(155)
Foreign currency translation adjustment, net of income taxes	2,146	183	1,387

Total comprehensive income	$230,584	$97,832	$130,423

     The minimum pension liability adjustment for 2007, 2006 and 2005 reflects $64.3 million, $9.0 million and $(5.7) million, respectively, for Land O’Lakes defined benefit pension plans and $0.1 million, $0.1 million and $3.1 million, respectively, for the Company’s portion of the minimum pension liability adjustment for its joint venture in Agriliance LLC.
     The components of accumulated other comprehensive loss as of December 31 are as follows:

	2007	2006

Pension and other postretirement adjustments, net of income taxes	$(65,606)	$(67,529)
Unrealized gain on available-for-sale investment securities	275	—
Foreign currency translation adjustment, net of income taxes	3,400	1,253

Accumulated other comprehensive loss	$(61,931)	$(66,276)

11. Fair Value of Financial Instruments
The following tables provide information about the carrying amount, notional amount and fair value of financial instruments, including derivative financial instruments. The carrying value of financial instruments classified as current assets and current liabilities, such as cash and cash equivalents, trade receivables, accounts payable and notes and short-term obligations approximate fair value due to the short-term maturity of the instruments. The carrying value of MoArk’s LIBOR-based debt also approximates fair value since the interest rate automatically adjusts every one to six months and credit spreads are not believed to have changed materially since the facilities were established. The Company believes it is not feasible to readily determine the fair value of investments in other cooperatives due to the excessive cost involved as there is no established market for these investments. The fair value of current and non-current notes receivable of $12.3 million and $4.7 million as of December 31, 2007 and $14.3 million and $24.6 million as of December 31, 2006, respectively, was not estimated because it is not feasible to readily determine the fair value.
     The fair value of loans receivable, which are loans made to farmers and livestock producers by the Company’s financing subsidiary, was estimated using a present value calculation based on similar loans made or loans re-priced to borrowers with similar credit risks. This methodology is used because no active market exists for these loans and the Company cannot determine whether the fair values presented would equal the value negotiated in an actual sale. The fair value of fixed rate long-term debt was estimated through a present value calculation based on available information on prevailing market interest rates for similar securities. A summary of these instruments is as follows:

	2007		2006
	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value

Loans receivable, net	$124,346	$124,332	$102,564	$101,933
Senior unsecured notes due 2011	192,743	200,812	196,452	206,673
Senior secured notes due 2010	175,000	188,885	175,000	187,632
MoArk fixed rate debt	29,520	27,284	31,004	29,968
Capital Securities of Trust Subsidiary due 2028	190,700	165,455	190,700	158,508
     The Company enters into futures and options contract derivatives to reduce risk on the market value of inventory and fixed or partially fixed purchase and sale contracts. The notional or contractual amount of derivatives provides an indication of the extent of the Company’s involvement in such instruments at that time but as these derivatives are used to hedge purchase and sales contracts, these positions do not represent exposure to market risk or future cash requirements. Unrealized gains on commodity futures and options contracts are recorded as other current assets and unrealized losses are recorded as accrued expenses within the consolidated balance sheet and as a component of cost of sales within the consolidated statements of operations. A summary of the notional or contractual amounts and the fair value of assets (liabilities) of these derivative financial instruments at December 31 is as follows:

	2007		2006
	Notional	Fair	Notional	Fair
	Amount	Value	Amount	Value

Commodity futures and options contracts:
Commitments to purchase	$213,544	$28,856	$168,336	$10,508
Commitments to sell	(80,577)	(11,501)	(91,642)	(4,932)
12. Income Taxes
     The components of the income tax provision are summarized as follows:

	2007	2006	2005

Current expense (benefit)
Federal	$59,355	$(6,757)	$(563)
State	8,407	1,163	912

	67,762	(5,594)	349

Deferred expense (benefit)
Federal	(25,253)	12,155	5,923
State	(4,402)	1,345	1,033

	(29,655)	13,500	6,956

Income tax expense	$38,107	$7,906	$7,305

     In 2007, the Company recorded income tax expense of $7.1 million related to the sale of the Cheese & Protein International, LLC operations and an income tax benefit of $8.5 million related to reserves established for assets received in 2006 from the sale of the liquid egg operations to Golden Oval. Earnings from other activities resulted in income tax expense of $39.5 million for the year ended December 31, 2007.
     In 2006, the Company and the IRS finalized a tax audit for the periods 1996 through 2003. As a result of the audit, $13.6 million of reserves no longer needed were recorded as a reduction in income tax expense for the year ended December 31, 2006. In addition, in 2006 the Company recorded income tax expense of $9.9 million attributable to the gain on the divestiture
14 LAND O’LAKES, INC.

of its liquid egg operations. Earnings from other activities resulted in income tax expense of $11.2 million for the year ended December 31, 2006.
     The effective tax rate differs from the statutory rate primarily as a result of the following:

	2007	2006	2005

Statutory rate	35.0%	35.0%	35.0%
Patronage refunds	(16.8)	(22.3)	(30.2)
State income tax, net of federal benefit	1.3	1.7	0.9
Amortization of goodwill	0.7	9.7	—
Effect of foreign operations	(0.1)	(1.0)	(0.7)
Disposal of investment	(0.1)	(1.0)	—
Additional tax (benefit)	0.4	(13.1)	1.4
Meals and entertainment	1.0	1.2	0.6
Tax credits	(0.5)	(0.8)	(0.5)
Other, net	(2.0)	(1.2)	(1.2)

Effective tax rate	18.9%	8.2%	5.3%

     The significant components of the deferred tax assets and liabilities at December 31 are as follows:

	2007	2006

Deferred tax assets related to:
Deferred patronage	$38,370	$43,262
Accrued expenses	88,858	71,024
Allowance for doubtful accounts	12,334	3,824
Asset impairments	8,808	7,439
Joint ventures	26,002	5,576
Net operating loss carryforwards	8,301	11,510
Deferred revenue	1,458	—
Deferred tax credits	—	4,140

Gross deferred tax assets	184,131	146,775
Valuation allowance	(16,082)	—

Total deferred tax assets	168,049	146,775

Deferred tax liabilities related to:
Property, plant and equipment	77,743	96,319
Inventories	9,461	6,724
Intangibles	28,829	15,859
Deferred revenue	—	3,078
Other, net	1,173	244

Total deferred tax liabilities	117,206	122,224

Net deferred tax assets	$50,843	$24,551

     SFAS No. 109, “Accounting for Income Taxes,” requires consideration of a valuation allowance if it is “more likely than not” that benefits of deferred tax assets will not be realized. In 2007, as a result of the CPP asset distribution, a valuation allowance of $16.1 million was established to reduce our deferred tax asset to an amount that is more likely than not to be realized. Any adjustments to reduce the valuation allowance related to the CPP asset distribution will first reduce goodwill.
     The net deferred tax assets are classified in the consolidated balance sheets as follows:

	2007	2006

Other current assets	$40,700	$28,536
Other assets	10,143	—
Employee benefits and other liabilities	—	(3,985)

Total net deferred tax assets	$50,843	$24,551

     The Company adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”) on January 1, 2007. The adoption of FIN 48 did not result in a cumulative effect adjustment to retained earnings upon adoption. At January 1, 2007, the Company had unrecognized tax benefits of approximately $14.1 million, including $0.1 million of interest and no penalties and approximately $11.6 million of unrecognized tax benefits that, if recognized, would affect the effective tax rate. For the year ended December 31, 2007, the effective tax rate was impacted by a $1.7 million increase to income tax expense due to unrecognized tax benefits as a result of tax positions taken.
     The Company does not believe it is reasonably possible that the total amounts of unrecognized tax benefits will significantly increase or decrease during the next 12 months. The Company recognizes interest and penalties accrued related to unrecognized tax benefits as components of income tax expense when applicable. The Company or one of its subsidiaries files income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal, state and local or non-U.S. income tax examinations by tax authorities for years before 2005.
     A reconciliation of the beginning and ending balances of the total amounts of gross unrecognized tax benefits recorded within accrued expenses in the consolidated balance sheet is as follows:

Gross unrecognized tax benefits at January 1, 2007	$14,065
Increases in tax positions for current year	1,686
Increases in tax positions for prior years	1,436

Gross unrecognized tax benefits at December 31, 2007	$17,187

     As of December 31, 2007, the Company had net operating loss carryforwards of approximately $21.7 million for tax purposes available to offset future taxable income. If not used, these carryforwards will expire, primarily in the years 2023 and 2025.
     As of December 31, 2007, a basis difference of approximately $20.7 million existed with respect to investments in foreign subsidiaries and foreign corporate joint ventures that are considered to be indefinite in nature. The underlying deferred tax liability has not been recognized due to the permanent nature of the investment.
     Income taxes paid in 2007, 2006 and 2005 were $50.3 million, $4.9 million and $0.1 million, respectively. At December 31, 2007 and 2006, current income taxes payable (receivable) was $14.9 million and $(1.2) million, respectively.
13. Pension and Other Postretirement Plans
The Company has a qualified, defined benefit pension plan which generally covers all eligible employees hired before January 1, 2006 not participating in a labor negotiated plan. Plan benefits are generally based on years of service and highest compensation during five consecutive years of employment. Annual payments to the pension trust fund are determined in compliance with the Employee Retirement Income Security Act (“ERISA”). In addition, the Company has a noncontributory, supplemental executive retirement plan (“SERP”) and a discretionary capital accumulation plan (“CAP”), both of which are non-qualified, defined benefit pension plans and are unfunded.
     The Company also sponsors plans that provide certain health care benefits for retired employees. Generally, employees hired by Land O’Lakes prior to October 1, 2002 become eligible for these benefits upon meeting certain age and service requirements; employees hired by Land O’Lakes after September 30, 2002 are eligible for access-only retirement health care benefits at their expense. The Company funds only the plans’ annual cash requirements.
     In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (“SFAS 158”). This standard requires employers to recognize the overfunded or underfunded status of defined benefit pension and postretirement plans as an asset or liability in their statements of financial position and recognize changes in the funded status in the year in which the changes occur through accumulated other comprehensive income, which is a component of the Company’s consolidated statements of equities and comprehensive income. The Company uses a November 30 measurement date for its plans.
2007 FINANCIAL RESULTS 15

     The following table illustrates the adjustments to the balance sheet to record the funded status as of December 31, 2007:

	Pre-SFAS 158
	with Additional
	Minimum	SFAS 158
	Liability (AML)	Adoption	Post
	Adjustments	Adjustments	SFAS 158

Investments	$305,262	$(1,284)	$303,978
Other assets	80,555	37,883	118,438
Employee benefits and other liabilities	103,359	99,041	202,400
Accumulated other comprehensive income (loss), net of tax	511	(62,442)	(61,931)
Accumulated other comprehensive income (loss), pretax	(5,123)	(101,122)	(106,245)
Obligation and Funded Status at December 31

	Pension Benefits

	Qualified Plan		Non-qualified Plans

	2007	2006	2007	2006

Change in benefit obligation:
Benefit obligation at beginning of year	$539,631	$508,860	$55,425	$53,749
Service cost	13,725	18,665	540	416
Interest cost	30,103	29,126	3,080	3,027
Plan amendments	—	(11,321)	—	(645)
Actuarial (gain) loss	(53,198)	15,171	(3,673)	1,712
Benefits paid	(21,554)	(20,870)	(4,270)	(2,834)

Benefit obligation at end of year	$508,707	$539,631	$51,102	$55,425

Change in plan assets:
Fair value of plan assets at beginning of year	$478,317	$425,740	$—	$—
Actual gain on plan assets	43,106	53,447	—	—
Company contributions	20,000	20,000	4,270	2,834
Benefits paid	(21,554)	(20,870)	(4,270)	(2,834)

Fair value of plan assets at end of year	$519,869	$478,317	$—	$—

Amounts recognized in the consolidated balance sheets consist of:
Other assets	$11,162	$507	$—	$—
Accrued expenses	—	—	(4,287)	—
Employee benefits and other liabilities	—	(23,441)	(46,815)	(50,200)
Accumulated other comprehensive loss before income taxes	N/A	101,274	N/A	7,556

Net amount recognized	$11,162	$78,340	$(51,102)	$(42,644)

Amounts recognized in accumulated other comprehensive income (pretax) as of December 31, 2007 consists of:
Prior service cost	$432	N/A	$(1,514)	N/A
Net loss (gain)	68,615	N/A	10,067	N/A

Ending balance	$69,047	N/A	$8,553	N/A

Reconciliation of funded status:
Funded status	$11,162	$(61,314)	$(51,102)	$(55,425)
Unrecognized net actuarial loss	N/A	139,147	N/A	14,856
Unrecognized prior service cost	N/A	507	N/A	(2,075)

Net amount recognized	$11,162	$78,340	$(51,102)	$(42,644)

     The accumulated benefit obligation for the Company’s defined benefit pension plan was $473.9 million and $501.8 million at December 31, 2007 and 2006, respectively. The accumulated benefit obligation for the Company’s non-qualified, defined benefit pension plans was $47.2 million and $50.2 million at December 31, 2007 and 2006, respectively.
     The following table sets forth the plans’ projected benefit obligations, accumulated benefit obligations and fair value of plan assets at December 31, as follows:

	Pension Benefits

	Qualified Plan		Non-qualified Plans

	2007	2006	2007	2006

Projected benefit obligation	$508,707	$539,631	$51,102	$55,425
Accumulated benefit obligation	473,933	501,758	47,199	50,200
Fair value of plan assets	519,869	478,317	—	—
     The Company also recorded its portion of Agriliance’s defined benefit pension plan, which resulted in a $2.1 million pretax charge to accumulated other comprehensive income related to SFAS 158 at December 31, 2007.
Obligation and Funded Status at December 31

	Other
	Postretirement
	Benefits

	2007	2006

Change in benefit obligation:
Benefit obligation at beginning of year	$71,972	$69,999
Service cost	729	666
Interest cost	3,923	3,990
Plan amendments	—	(3,153)
Plan participants’ contributions	2,774	2,594
Medicare Part D reimbursements	545	601
Actuarial loss (gain)	(10,323)	5,691
Benefits paid	(7,020)	(8,416)

Benefit obligation at end of year	$62,600	$71,972

Change in plan assets:
Company contributions	$4,246	$5,822
Plan participants’ contributions	2,774	2,594
Benefits paid	(7,020)	(8,416)

Fair value of plan assets at end of year	$—	$—

Amounts recognized in the consolidated balance sheets consist of:
Accrued expenses	$(4,575)	$(8,200)
Employee benefits and other liabilities	(58,025)	(23,987)

Net amount recognized	$(62,600)	$(32,187)

Amounts recognized in accumulated other comprehensive income (pretax) consists of:
Net transition obligation	$2,138	N/A
Net loss (gain)	23,953	N/A

Ending balance	$26,091	N/A

Reconciliation of funded status:
Funded status	$(62,600)	$(71,972)
Unrecognized net actuarial loss	N/A	37,219
Unrecognized prior service cost	N/A	—
Unrecognized transition obligation	N/A	2,566
Net amount recognized	$(62,600)	$(32,187)

16 LAND O’LAKES, INC.

Components of net periodic benefit cost are as follows:

	Pension Benefits			Other Postretirement Benefits
	2007	2006	2005	2007	2006	2005

Service cost	$14,265	$19,081	$17,440	$729	$666	$650
Interest cost	33,183	32,153	30,023	3,923	3,990	3,913
Expected return on assets	(37,601)	(35,040)	(33,577)	—	—	—
Amortization of actuarial loss	12,946	14,134	10,946	2,943	2,615	2,465
Amortization of prior service cost	(487)	(469)	(430)	—	266	266
Curtailment	—	175	—	—	—	—
Amortization of transition obligation	—	—	—	428	643	643

Net periodic benefit cost	$22,306	$30,034	$24,402	$8,023	$8,180	$7,937

Additional information
Weighted-average assumptions used to determine benefit obligations at December 31:

			Other
			Postretirement
	Pension Benefits		Benefits
	2007	2006	2007	2006

Discount rate	6.55%	5.70%	6.55%	5.70%
Rate of long-term return on plan assets	8.25%	8.25%	N/A	N/A
Rate of compensation increase	4.50%	4.25%	N/A	N/A
Weighted-average assumptions used to determine net periodic benefit cost for years ended December 31:

				Other Postretirement
	Pension Benefits			Benefits
	2007	2006	2005	2007	2006	2005

Discount rate	5.70%	5.75%	6.00%	5.70%	5.75%	6.00%
Rate of long-term return on plan assets	8.25%	8.25%	8.50%	N/A	N/A	N/A
Rate of compensation increase	4.25%	4.25%	4.25%	N/A	N/A	N/A
     The Company employs a building block approach in determining the long-term rate of return for the assets in the qualified, defined benefit pension plan. Historical markets are studied and long-term historical relationships between equities and fixed income are preserved consistent with the widely accepted capital market principle that assets with higher volatility generate a greater return over the long run. Current market factors, such as inflation and interest rates, are evaluated before long-term capital market assumptions are determined. Diversification and rebalancing of the plan assets are properly considered as part of establishing the long-term portfolio return. Peer data and historical returns are reviewed to assess for reasonableness. The Company determined its discount rate assumption at year end based on a hypothetical double A yield curve represented by a series of annualized individual discount rates from one-half to 30 years.
     Assumed health care cost trend rates at December 31:

	2007	2006

Health care cost trend rate assumed for next year	10.00%	10.00%
Rate to which the cost trend is assumed to decline (ultimate trend rate)	5.00%	5.00%
Year that rate reaches ultimate trend rate	2015	2014
     Assumed health care cost trend rates effect the amounts reported for the health care plans. A 1 percentage-point change in the assumed health care cost trend rate at December 31, 2007 would have the following effects:

	1 percentage	1 percentage
	point	point
	increase	decrease

Effect on total of service and interest cost	$261	$(227)
Effect on postretirement benefit obligation	4,569	(3,970)
Plan assets
The Company’s qualified, defined benefit pension plan weighted-average asset allocations at December 31, 2007 and December 31, 2006, by asset category, are as follows:

Asset category	2007	2006	Target

U.S. equity securities	49%	56%	50%
International equity securities	15%	12%	15%
Fixed income securities and bonds	36%	32%	35%

Total	100%	100%	100%

     The Company has a Statement of Pension Investment Policies and Objectives (the “Statement”) that guides the retirement plan committee in its mission to effectively monitor and supervise the pension plan assets. Two general investment goals are reflected in the Statement: 1) the investment program for the pension plan should provide returns which improve the funded status of the plan over time and reduce the Company’s pension costs, and 2) the Company expects to receive above-average performance relative to applicable benchmarks for the actively managed portfolios and accurately track the applicable benchmarks for the passive or index strategies. All portfolio strategies will be provided at competitive, institutional management fees. The total fund’s annualized return before fees should exceed, over a five-year horizon, the annualized total return of the following customized index by 1 percentage point: 1) 45% Russell 1000 Index, 2) 10% Russell 2000 Index, 3) 10% EAFE Index, and 4) 35% Lehman Brothers Aggregate Index, and the fund should rank in the top 35th percentile of the total pension fund universe.
     Although not a guarantee of future results, the total fund’s five-year annualized return before fees was 12.37%, which exceeded the custom index by 1.55 percentage points, and ranked in the top 54% on the Hewitt Associates pension fund universe. The 2007 total fund’s annualized return was 8.13%, which exceeded the custom index by 2.00 percentage points.
Cash Flow
The Company expects to contribute approximately $14.3 million to its defined benefit pension plans and $5.5 million to its other postretirement benefits plan in 2008.
     The benefits anticipated to be paid from the benefit plans, which reflect expected future years of service, and the Medicare subsidy expected to be received are as follows:

			Other	Health
	Qualified	Non-qualified	Postretirement	Care Subsidy
	Pension Plan	Pension Plans	Benefits	Receipts

2008	$25,000	$4,300	$5,500	$(900)
2009	26,000	4,500	5,900	(1,000)
2010	28,000	4,600	6,200	(1,100)
2011	29,000	4,600	6,500	(1,200)
2012	31,000	3,600	6,800	(1,300)
2013-2017	190,000	21,200	35,100	(8,300)
2007 FINANCIAL RESULTS 17

Other Benefit Plans
Certain eligible employees are covered by defined contribution plans. The expense for these plans was $16.1 million, $14.4 million and $14.3 million for 2007, 2006 and 2005, respectively.
     The Company participates in a trustee-managed multi-employer pension and health and welfare plan for employees covered under collective bargaining agreements. Several factors could result in potential funding deficiencies, which could cause the Company to make significantly higher future contributions to this plan, including unfavorable investment performance, changes in demographics and increased benefits to participants. The Company contributed $1.3 million, $0.9 million and $1.2 million to this plan for 2007, 2006 and 2005, respectively.
14. Share-Based Compensation
The Company adopted Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (“SFAS 123(R)”), effective January 1, 2006. SFAS 123(R) requires the recognition of the intrinsic value of share-based compensation in net earnings. Share-based compensation consists solely of Value Appreciation Right (“VAR”) “Units” granted to certain eligible employees under a Company-sponsored incentive plan (the “VAR plan”). The Units are not traditional stock and do not provide the recipient any voting rights in the Company nor any right to receive assets of Land O’Lakes. A maximum of 200,000 Units may be granted annually to certain employees at a price based on a formula that includes growth, debt levels and cash payments to members for the five-year period ending at the close of the preceding year. Generally, Units fully vest four years from the grant date per the VAR plan. Vested Units are settled upon the earlier of a predetermined date chosen by the employee at the date of grant, or upon retirement or termination. The Company recognizes compensation expense for the estimated intrinsic value appreciation of Units over the vesting period using the graded vesting method. The Units are reflected as a liability in the consolidated balance sheets and upon settlement are paid in cash to participants. Upon adoption, the Company used the modified prospective application method and recorded $0.1 million of incremental compensation expense for Units issued prior to January 1, 2006, which are expected to vest prior to the four-year vesting period due to employees achieving retirement-eligible status.
     For the years ended December 31, 2007, 2006 and 2005, compensation expense for the share-based payment plan was $10.9 million, $3.5 million and $2.3 million, respectively. Cash payments for Units settled for 2007, 2006 and 2005 were $1.0 million, $0.3 million and $0, respectively. The actual income tax benefit realized from this plan was $0.4 million, $0.1 million and $0, for 2007, 2006 and 2005, respectively.
     For 2007, the number of Units granted, cancelled and settled was 76,750 and 0 and 73,500, respectively. The number of Units vested during 2007 was 63,875 with an intrinsic value of $2.0 million. The number of vested Units outstanding at December 31, 2007 was 443,875 with an intrinsic value of $15.3 million. The number of non-vested Units at December 31, 2007 was 87,000, and the total remaining unrecognized compensation cost related to non-vested Units was $1.1 million. As of December 31, 2007, the weighted-average remaining service period for the non-vested Units was 2.4 years.
     For 2006, the number of Units granted, cancelled and settled was 69,750 and 6,250 and 57,250, respectively. The number of Units vested during 2006 was 58,313 with an intrinsic value of $1.0 million. The number of vested Units outstanding at December 31, 2006 was 442,750 with an intrinsic value of $6.7 million. There were no Units exercisable at December 31, 2006. The number of non-vested Units at December 31, 2006 was 84,875, and the total remaining unrecognized compensation cost related to non-vested Units was $0.6 million. As of December 31, 2006, the weighted-average remaining service period for the non-vested Units was 2.3 years.
15. Equities
The authorized capital stock at December 31, 2007 consisted of 2,000 shares of Class A Common, $1,000 par value; 50,000 shares of Class B Common, $1 par value; 500 shares of nonvoting Class C Common, $1,000 par value; 10,000 shares of nonvoting Class D Common, $1 par value; and 1,000,000 shares of nonvoting, 8% non-cumulative Preferred, $10 par value.
The following details the activity in membership shares during the three years ended December 31, 2007:

	NUMBER OF SHARES
		Common			Preferred
	A	B	C	D

December 31, 2004	1,057	4,344	183	1,118	81,388
New Members	8	168	—	31	—
Redemptions	(61)	(394)	(8)	(125)	(3,072)

December 31, 2005	1,004	4,118	175	1,024	78,316
New Members	2	234	—	203	—
Redemptions	(47)	(326)	(8)	(204)	(8,632)

December 31, 2006	959	4,026	167	1,023	69,684
New Members	4	251	2	228	—
Redemptions	(54)	(348)	(6)	(195)	(7,268)

December 31, 2007	909	3,929	163	1,056	62,416

     Allocated patronage to members of $97.1 million, $72.0 million and $118.3 million for the years ended December 31, 2007, 2006 and 2005, respectively, is based on earnings in specific patronage or product categories and in proportion to the business each member does within each category. For 2007, Land O’Lakes issued $97.1 million of qualified patronage and $0 of non-qualified patronage equities. Qualified patronage equities are tax deductible by the Company when qualified written notices of allocation are issued and non-qualified patronage equities are tax deductible when redeemed with cash.
     In January 2007, allocated equities of $13.9 million were issued to certain members as final consideration for the 1998 acquisition of Dairyman’s Cooperative Creamery Association.
     The allocation to retained earnings of $61.2 million in 2007, $13.9 million in 2006 and $11.7 million in 2005 represents earnings generated by non-member businesses plus amounts under the retained earnings program as provided in the bylaws of the Company.
16. Other Acquisitions
In August 2007, the Company acquired Gold Medal Seeds LTD, a Canadian corporation, for $2.9 million in cash.
     In January 2006, the Company acquired the remaining 42.5% of MoArk from Osborne Investments, LLC (“Osborne”) for $71.0 million in cash. The acquisition accelerated a 2007 transfer of ownership provision, which was part of the original joint venture agreement between the Company and Osborne. In January 2006, the Company purchased the remaining 49.9% minority interest of Penny-Newman Milling LLC, a consolidated grain and feed subsidiary located in Fresno, California, for $13.2 million in cash plus assumed debt of $5.0 million. The $13.2 million purchase price was primarily allocated to goodwill. In October 2006, the Company acquired a Feed facility in Guilderland, New York for $3.9 million in cash.
     In 2005, Land O’Lakes paid $30.1 million for the final payment on the Madison Dairy Produce Company acquisition, a private label butter business acquired by Dairy Foods in 2000. In December 2005, the Company paid $3.2 million for the remaining 1.5% minority interest in Cheese & Protein International LLC, a Dairy Foods cheese manufacturing and whey processing plant in Tulare, California. In September 2005, Feed increased the Company’s ownership in Penny-Newman Milling LLC, from 40.0% to 50.01% with an additional investment of $4.0 million and began consolidating Penny-Newman Milling LLC in its financial statements effective September 30,
18 LAND O’LAKES, INC.

2005. In August 2005, the Company paid $8.2 million to acquire the assets of an alfalfa seed company. Other acquisition spending totaled $0.6 million.
17. Restructuring and Impairment Charges

	2007	2006	2005

Restructuring charges	$460	$1,482	$328
Impairment charges	3,510	19,687	6,053

Total restructuring and impairment charges	$3,970	$21,169	$6,381

Restructuring charges
In 2007, the Company had restructuring charges, primarily for employee severance due to the announced closure of Feed facilities in Wisconsin and Kansas. Within the consolidated balance sheet, the remaining liability at December 31, 2007 for severance and other exit costs of $0.3 million was recorded in accrued expenses, and the remaining contractual obligation with the City of Greenwood, Wisconsin of $1.2 million was recorded in employee benefits and other liabilities.
     In 2006, the Company had restructuring charges of $1.5 million. As a result of competitive conditions in the Upper Midwest, Dairy Foods closed a cheese facility in Greenwood, Wisconsin in February 2006. The restructuring charges primarily related to a long-term contractual obligation for waste-water treatment with the City of Greenwood. The remaining liability at December 31, 2006 for severance, contract and other exit costs was $1.5 million.
     In 2005, the Company had restructuring charges of $0.3 million. A charge of $1.1 million was recorded, which represented severance for approximately 30 employees and other exit costs related to the Greenwood closure. Partially offsetting this charge were reversals of $0.4 million related to prior year restructuring charges for the closure of the Volga, South Dakota cheese facility and $0.4 million related to prior year restructuring charges for downsizing Feed operations. The balance remaining to be paid at December 31, 2005 for employee severance, outplacement and other exit costs was $1.6 million.
Impairment charges
In 2007, the Company incurred impairment charges of $3.5 million. The Company recorded a $1.8 million charge to write down a Dairy Foods investment to estimated fair value. Seed incurred a $0.5 million impairment charge related to structural deterioration of a soybean facility in Vincent, Iowa and a $0.2 million charge for impairment of a software asset. A $0.6 million impairment charge was recorded in Layers for the closing of various facilities. Feed impairment charges of $0.3 million were incurred for the write-down of various manufacturing facilities held for sale.
     In 2006, the Company incurred $19.7 million of impairment charges. The Company performed a goodwill impairment test for the remaining goodwill in Layers subsequent to the disposal of its liquid egg operations in June. The estimated fair value of Layers was determined by using a combination of market data and a present value calculation of future cash flows. As a result of the test, a $16.8 million goodwill impairment charge was recorded in Layers. The Company also recorded a $2.8 million impairment charge in Dairy Foods related to the reacquisition of a cheese facility in Gustine, California via a foreclosure sale. The Company sold the facility in 2007 at its carrying value.
     In 2005, the Company incurred $6.1 million of impairment charges as the carrying values of certain fixed assets were written down to fair value based on estimated selling prices. In Dairy Foods, a $2.5 million impairment charge was incurred for the write-down of the Greenwood, Wisconsin cheese facility and $0.9 million was incurred for the write-down of manufacturing equipment at another facility. In Feed, $2.3 million of impairment charges were recorded, primarily related to the write-down of the Liberal, Kansas feed plant. This was the result of a decision to close and sell the facility due to declines in livestock numbers in the region. In Layers, a $0.4 million impairment charge for the write-down of plant fixed assets was recorded.
18. Gain on Insurance Settlement
In December 2005, a feed plant in Statesville, North Carolina was destroyed by fire and was shut down. The Company temporarily used its other facilities to provide services to customers, and in May 2007, the Company resumed production at this facility. The aggregate net book value of the damaged building, equipment and inventory was approximately $3.4 million. The Company holds insurance coverage for property damage and business interruption, which provides recovery for a significant portion of the loss. The insured value of the property exceeds its net book value. For the year ended December 31, 2007, the Company received $13.8 million of total proceeds for business interruption and capital asset replacement recoveries and recorded a gain on insurance settlement of $5.9 million. Business interruption recoveries are recorded as a reduction to cost of sales in the Feed segment. The Company expects to receive additional insurance proceeds for any additional replacement of capital assets through 2008.
19. Other (Income) Expense, Net

	2007	2006	2005

Gain on divestiture of businesses	$(28,474)	$(8,987)	$—
Gain on sale of investments, excluding CF Industries	(8,683)	(7,980)	(1,135)
Gain on sale of intangibles	—	(1,824)	—
Loss on extinguishment of debt	—	—	11,014
Gain on legal settlements	—	—	(584)

Total	$(37,157)	$(18,791)	$9,295

     As part of its ongoing efforts to reposition non-strategic assets, on April 2, 2007, the Company sold substantially all of the assets related to its Dairy Foods Cheese & Protein International LLC (“CPI”) cheese and dairy by-products operations to a U.S. subsidiary of Saputo, Inc. (“Saputo”) for approximately $211.9 million in cash, net of related transaction fees, and recognized a gain on divestiture of $28.5 million for the year ended December 31, 2007. The divestiture included $19.8 million of inventory, $149.5 million of property, plant and equipment, $13.4 million of goodwill and $1.2 million of accrued expenses offset by an additional $1.9 million of other accrued expenses incurred. In connection with the sale, the Company will continue to supply milk to Saputo at the Tulare, California facility at fair market prices.
     In 2006, the Company divested the liquid egg operations of its MoArk subsidiary to Golden Oval Eggs, LLC and GOECA, LLP (together “Golden Oval”) and recognized an $8.0 million gain on divestiture. MoArk received $37.1 million in net proceeds plus an additional $17.0 million from Golden Oval in the form of a three-year note and $5.0 million of equity in Golden Oval. In connection with the sale, Land O’Lakes, Inc. granted Golden Oval a license to use the Land O’Lakes brand name for certain liquid egg products. See Note 23 for further information regarding the assets received from Golden Oval.
     In 2006, Feed divested a private label pet food business for $5.2 million in cash, which resulted in a gain of $0.9 million. In 2005, Feed divested of a subsidiary and received $2.6 million in cash, which resulted in no gain or loss.
     In 2007, the Company recognized a gain on the sale of investment of $8.8 million related to the repositioning of its investment in Agriliance’s crop nutrients (“CN”) assets. See Note 3 for further discussion. The Company also recognized a $0.1 million loss in 2007 on the sale of an investment held in its Other segment. In 2006, the Company recognized a $7.8 million gain on the sale of an investment held by Dairy Foods. The Company also recorded a gain of $0.2 million on the sale of investments in Feed and received $1.4 million in cash. In 2005, the Company recorded
2007 FINANCIAL RESULTS 19

a gain of $1.1 million on the sale of investments in Feed from which the Company received $1.5 million in cash.
     In 2006, the Company recognized a gain on sale of an intangible held by Dairy Foods for $1.8 million in cash.
     In 2005, the Company recorded an $11.0 million loss on extinguishment of $149.8 million of its senior unsecured notes due 2011.
     In 2005, the Company recorded a gain on legal settlements of $0.6 million related to cash received in judgment from product suppliers against whom the Company alleged certain price-fixing claims.
     In 2005, the Company sold its entire interest in CF Industries Inc., a domestic manufacturer of crop nutrients, for $315.5 million in cash, which resulted in a $102.4 million gain on sale of investment recorded in Agronomy, which is shown separately from other (income) expense, net in the consolidated statement of operations for the year ended December 31, 2005.
20. Discontinued Operations
During 2005, the Company completed the sale of its swine production assets for net proceeds of $42.0 million which resulted in a gain, net of income taxes, of $0.1 million. Results from operations have been classified and reported as discontinued operations. Discontinued operations include $1.3 million income tax expense and $0.4 million allocated interest expense for 2005.
21. Commitments and Contingencies
The Company leases various equipment and real properties under long-term operating leases. Total rental expense was $57.6 million in 2007, $55.2 million in 2006 and $53.1 million in 2005. Most of the leases require payment of operating expenses applicable to the leased assets. Management expects that in the normal course of business most leases that expire will be renewed or replaced by other leases.
     Minimum lease commitments under noncancelable operating leases at December 31, 2007 totaled $113.3 million composed of $42.1 million for 2008, $25.0 million for 2009, $18.1 million for 2010, $13.6 million for 2011, $7.3 million for 2012 and $7.2 million for later years.
     The Company has noncancelable commitments to purchase raw materials in Dairy Foods, Feed, Seed, Agronomy and Layers. These purchase commitments are contracted on a short-term basis, typically one year or less, and totaled $2.8 billion at December 31, 2007. The Company has contracted commitments to purchase weaner and feeder pigs which are sold to producers or local cooperatives under long-term supply contracts. At December 31, 2007 these purchase commitments total $83.9 million, comprised of $35.2 million in 2008, $20.4 million in 2009, $14.1 million in 2010, $9.3 million in 2011, and $4.9 million in 2012 and are used to fulfill supply agreements with local cooperatives and producers. At December 31, 2007, the Company had $10.7 million of other contractual commitments, primarily to purchase consulting services and capital equipment, comprised of $2.7 million in 2008, $2.0 million in 2009, $2.0 million in 2010, $1.6 million in 2011, $1.6 million in 2012 and $0.8 million thereafter.
     MoArk has guaranteed certain loan agreements for an equity investee. MoArk is responsible for 50% of the outstanding balance of these guaranteed notes totaling $8.8 million as of December 31, 2007. These notes are fully secured by collateral of the equity investee.
     The Company is currently and from time to time involved in litigation and environmental claims incidental to the conduct of business. The damages claimed in some of these cases are substantial. Although the amount of liability that may result from these matters cannot be ascertained, the Company does not currently believe that, in the aggregate, they will result in liabilities material to the Company’s consolidated financial condition, future results of operations or cash flows.
     On March 6, 2007, Land O’Lakes, Inc. announced that one of its indirect wholly owned subsidiaries, Forage Genetics Inc. (“FGI”), filed a motion to intervene in a lawsuit brought against the U.S. Department of Agriculture (“USDA”) by the Center for Food Safety, the Sierra Club, two individual farmers/seed producers (together, the “Plaintiffs”) and others regarding Roundup Ready® Alfalfa. The plaintiffs claim that the USDA did not sufficiently assess the potential environmental impact of its decision to approve Roundup Ready® Alfalfa in 2005. The Monsanto Company and several independent alfalfa growers also filed motions to intervene in the lawsuit. On March 12, 2007, the United States District Court for the Northern District of California (the “Court”) issued a preliminary injunction enjoining all future plantings of Roundup Ready® Alfalfa beginning March 30, 2007. The Court specifically permitted plantings until that date only to the extent the seed to be planted was purchased on or before March 12, 2007. A further hearing was held on April 27, 2007. On May 3, 2007, the Court issued a permanent injunction enjoining all future plantings of Roundup Ready® Alfalfa until after an Environmental Impact Study (“EIS”) can be completed and a deregulation petition is approved. Roundup Ready® Alfalfa planted before March 30, 2007 may be grown, harvested and sold to the extent certain court-ordered cleaning and handling conditions are satisfied. In August, FGI filed a notice of appeal with the Court, seeking to overturn the permanent injunction while the EIS is being conducted. FGI’s appeal seeks to correct the legal standards applied as the basis for the injunction, but does not challenge the Court’s order to complete the EIS. In January 2008, the USDA filed a notice of intent to file an EIS. As a result of the Court’s actions, for the year ended December 31, 2007, the Company’s Seed segment recorded an $8.2 million charge relating to alfalfa inventory write-downs and increased sales returns reserves. Although the Company believes the outcome of the environmental study will be favorable, which will allow for the reintroduction of the product into the market, there are approximately $20.3 million of purchase commitments with seed producers over the next two years and $16.1 million of inventory as of December 31, 2007, which could negatively impact future earnings if the results of the study are unfavorable or delayed.
     In 2003, several lawsuits were filed against the Company by Ohio alpaca producers that alleged that the Company manufactured and sold animal feed that caused the death of, or damage to, certain of the producers’ alpacas. In March 2007, the United States District Court for the Northern District of Ohio issued a verdict in favor of the one remaining lawsuit. Since then, another producer, alleging the same claims as the original lawsuits, has filed a complaint with the Court of Common Pleas in Medina County, Ohio, seeking damages in excess of $1.0 million. The case was scheduled for trial in late April 2008, but the parties were able to reach a settlement on April 14, 2008. Neither the March 2007 verdict, nor the April 14th settlement, will have a material impact to the Company’s consolidated financial condition, results of operations or cash flows.
     In 2007, a fire occurred at a Layers egg processing facility located in Missouri. Damage was extensive and caused operations to cease. Costs of repair or replacement of inventory, property and equipment, and business interruption are covered under the terms of applicable insurance policies, subject to deductibles. As of December 31, 2007, the Company had not received any cash proceeds from its insurance carrier and recorded $1.1 million in other current assets related to inventory, property and equipment destroyed at the facility. All property and equipment proceeds are expected to be reinvested to fully restore the facility.
     In a letter dated January 18, 2001, the Company was identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party for cleanup costs in connection with hazardous substances and wastes at the Hudson Refinery Superfund Site in Cushing, Oklahoma (“Site”). The letter invited the Company to enter into negotiations with the EPA for the performance of a remedial investigation and feasibility study at the Site and also demanded that the Company reimburse the EPA approximately $8.9 million for remediation expenses already incurred at the Site. In March 2001, the Company responded to the EPA denying any responsibility with respect to the costs incurred for the
20 LAND O’LAKES, INC.

remediation expenses incurred through that date. On February 25, 2008, the Company received a Special Notice Letter (“Letter”) from the EPA inviting the Company to enter into negotiations with the EPA regarding clean up of the Site. In the Letter, the EPA claimed that it has incurred approximately $21 million of costs related to the remediation of the Site through October 31, 2007. The EPA is seeking reimbursement of these costs, on a joint and several basis, from the Company and other potentially responsible parties. The EPA has also stated that additional remediation of the Site will be required at an estimated cost of $9.6 million. The Company is currently reviewing the EPA’s request and will respond to the EPA with its proposal within the time frame set forth in the Letter. In the meantime, the Company has made a request of the EPA to forward the documents it used in its analysis set forth in the Letter. The Company has not yet received the requested documents. Accordingly, at this time, the Company is not aware of the exact nature or extent of the contaminants the EPA claims existed at the Site prior to the remediation efforts, nor is the Company aware of the exact nature or extent of the contaminants the EPA claims continue to exist and require additional remediation. Depending on the results of the document request, the Company believes it will have multiple defenses available that will mitigate its liability. For instance, the Company may be able to show that certain amounts of the contamination occurred after it sold the property, that certain amounts of the contaminants were found on areas of the Site that the Company did not utilize, or that certain contaminants were not used in the Company’s operations while it occupied the Site. In addition, the Company is currently analyzing the amount and extent of its insurance coverage that may be available to further mitigate its ultimate exposure, if any.
22. Related Party Transactions
The Company has related party transactions, primarily with equity investees. The Company purchases products from and sells products to Melrose Dairy Proteins, LLC, a 50% voting interest joint venture with Dairy Farmers of America. The Company sells seed and crop protection products and purchases from and sells services to Agriliance LLC, a 50% voting interest joint venture with CHS Inc. The Company purchases aseptic products and sells dairy ingredients to Advanced Food Products, LLC, a 35% voting interest joint venture with a subsidiary of Bongrain, S.A. The Company’s MoArk and Land O’Lakes Purina Feed subsidiaries purchase products from and sell products to equity investees and other related parties. In addition, the Company has financing arrangements with Melrose Dairy Proteins, LLC and Agriliance LLC. Related party transactions for the years ended December 31, 2007, 2006 and 2005 and as of December 31, 2007 and 2006, respectively, are as follows:

	2007	2006	2005

Sales	$721,227	$406,627	$401,818
Purchases	111,812	92,372	82,500
Services provided	18,819	17,650	20,321

	2007	2006

Notes receivable	$12,656	$28,338
Accounts receivable	51,707	18,922
Accounts payable	23,014	9,041
23. Subsequent Events
In 2006, the Company divested its MoArk subsidiary’s liquid egg operations to Golden Oval Eggs, LLC and GOECA, LLP (together “Golden Oval”). MoArk received $37.1 million in net proceeds, plus an additional $17.0 million from Golden Oval in the form of a three-year note which it assigned to the Company, along with the possibility of earn-out amounts if Golden Oval surpassed certain performance measures. MoArk also received $5.0 million of equity in Golden Oval, which it assigned to the Company. The equity consisted of 697,350 shares of Golden Oval’s Class B Units.
     Based on a deterioration in the financial results of Golden Oval during 2007, the Company recorded a $22.0 million charge to establish reserves for the three-year note plus accrued interest and the equity investment in Golden Oval. On February 15, 2008, the Company announced that it had entered into an Amendment to Asset Purchase Agreement (the “Amendment”) that modified certain terms and conditions of the Asset and Purchase Agreement (the “Purchase Agreement”), dated as of May 23, 2006, by and among MoArk, the Company and Golden Oval. In accordance with the Amendment, the principal amount owed under the three-year note and all accrued but unpaid interest was cancelled. In consideration of the agreement by the Company to release Golden Oval from their obligation to pay all principal and interest accrued on the note, Golden Oval granted to the Company the right to acquire certain preferred membership units in Golden Oval pursuant to a Warrant dated as of February 15, 2008. The Warrant grants the Company the right to purchase up to 880,492 non-voting Class A Convertible Preferred Units, which may be converted at the Company’s discretion into the number of fully paid and non-assessable Class A Common Units equal to (i) the aggregate number of Units, other than Class A Convertible Preferred Units, outstanding as of the date of conversion divided by (ii) the aggregate number of Class A Common Units, other than Class A Convertible Preferred Units, outstanding as of the date of the Amendment. The Preferred Units also contain a liquidation preference in the amount of $11.357 per Unit, plus accrued but unpaid dividends. The Warrant has a term of seven years, is vested in full as of the date of grant, and has an exercise price of $0.01 per Class A Preferred Unit. The Company has determined that the Units had an insignificant fair value. In addition, the Company converted, effective February 15, 2008, the 697,350 Class B Units of Golden Oval it received pursuant to the Purchase Agreement into 697,350 Class A Common Units of Golden Oval. The Amendment also releases the Company and MoArk of alleged claims arising from the Agreement and related obligations and cancels any obligations owed by Golden Oval in respect to the earn-out payment.
     On February 24, 2004, Cache La Poudre Feeds, LLC (“Cache”) filed a lawsuit in the United States District Court for the District of Colorado against Land O’Lakes Farmland Feed LLC and certain named individuals claiming trademark infringement with respect to certain animal feed sales under the Profile trade name. The Company denied any wrongdoing and pursued certain counterclaims against Cache. The trial concluded on July 10, 2007, and the jury determined that Cache had suffered actual damages of approximately $0.5 million. In addition, the jury provided an advisory opinion to the judge in which the Company could be required to pay to Cache an additional $14.6 million for alleged profits earned by the Company. On August 30, 2007, the judge entered a final ruling in which he reduced the alleged profits award from $14.6 million to $4.4 million. The jury’s actual damages award of $0.5 million was not reviewed by the judge, and therefore remained at its original amount. Cache filed motions to collect attorneys’ fees and interest. Land O’Lakes filed a counter to these motions as well as a motion to reduce the approximately $0.5 million awarded by the jury. The judge ordered the parties to enter mandatory mediation, which occurred in November 2007. Since then, the parties have resolved the dispute, and in 2008 the case was dismissed with prejudice. The Company holds insurance coverage and recorded an accrual at December 31, 2007 for losses in excess of coverage.
2007 FINANCIAL RESULTS 21

24. Segment Information
The Company operates in five segments: Dairy Foods, Feed, Seed, Agronomy and Layers.
     Dairy Foods produces, markets and sells products such as butter, spreads, cheese and other dairy related products. Products are sold under well-recognized national brand names including LAND O LAKES, the Indian Maiden logo and Alpine Lace, as well as under regional brand names such as New Yorker.
     Feed is largely comprised of the operations of Land O’Lakes Purina Feed LLC (“Land O’Lakes Purina Feed”), the Company’s wholly owned subsidiary. Land O’Lakes Purina Feed develops, produces, markets and distributes animal feeds such as ingredient feed, formula feed, milk replacers, vitamins and additives.
     Seed is a supplier and distributor of crop seed products in the United States. A variety of crop seed is sold, including corn, soybeans, alfalfa and forage and turf grasses.
     Agronomy consists primarily of the operations of Winfield Solutions, LLC (“Winfield”), a wholly owned subsidiary established in September 2007 upon the distribution of wholesale crop protection product assets to the Company from Agriliance LLC. Winfield operates primarily as a wholesale distributor of crop protection products, including herbicides, pesticides, fungicides and adjuvant. Agronomy also includes the Company’s 50% ownership in Agriliance LLC, which operates retail agronomy distribution businesses and is accounted for under the equity method.
     Layers consists of the Company’s MoArk subsidiary. MoArk produces and markets shell eggs that are sold to retail and wholesale customers for consumer and industrial use throughout the United States. MoArk also produced and marketed liquid egg products prior to the sale of this portion of the operation on June 30, 2006.
     The Company’s management uses earnings before income taxes to evaluate a segment’s performance. The Company allocates corporate administrative expense to all of its business segments, both directly and indirectly. Corporate staff functions that are able to determine actual services provided to each segment allocate expense on a direct and predetermined basis. All other corporate staff functions allocate expense indirectly based on each segment’s percentage of total invested capital. A majority of corporate administrative expense is allocated directly.
     As discussed in Note 2, the Company adjusted its consolidated financial statements as of and for the years ended December 31, 2006 and 2005 due to the timing of recognizing equity earnings in Agronomy. The effects of the adjustments on the 2006 and 2005 presented segment information are as follows:

	2006	2005

Equity in earnings of affiliated companies — as previously reported	$(13,997)	$(37,870)
Adjustment for recognition of vendor rebates	(379)	(4,651)

Equity in earnings of affiliated companies — as adjusted	$(14,376)	$(42,521)

Earnings before income taxes and discontinued operations — as previously reported	$11,778	$95,480
Adjustment for recognition of vendor rebates	379	4,651

Earnings before income taxes and discontinued operations — as adjusted	$12,157	$100,131

Total assets — as previously reported	$191,983	$187,565
Adjustment for recognition of vendor rebates	(19,113)	(19,492)

Total assets — as adjusted	$172,870	$168,073

22 LAND O’LAKES, INC.

SEGMENT INFORMATION
LAND O’LAKES, INC.

						Total Other/
($ in thousands)	Dairy Foods	Feed	Seed	Agronomy	Layers	Eliminated	Consolidated

For the year ended December 31, 2007:
Net sales	$4,176,844	$3,061,591	$917,020	$287,373	$513,948	$(31,881)	$8,924,895
Cost of sales(1)	3,899,365	2,761,697	799,108	293,015	434,168	(29,669)	8,157,684
Selling, general and administrative	194,925	249,214	78,118	42,532	52,737	4,705	622,231
Restructuring and impairment charges	1,989	645	688	—	648	—	3,970
Gain on insurance settlement	—	(5,941)	—	—	—	—	(5,941)
Interest expense (income), net	22,278	25,592	(4,764)	(3,318)	14,898	(5,768)	48,918
Other (income) expense, net	(28,481)	7	—	(8,796)	(72)	185	(37,157)
Equity in earnings of affiliated companies	(652)	(2,030)	(40)	(52,436)	(13,018)	(7)	(68,183)
Minority interest in earnings of subsidiaries	—	1,469	—	—	—	—	1,469

Earnings (loss) before income taxes and discontinued operations	$87,420	$30,938	$43,910	$16,376	$24,587	$(1,327)	$201,904

For the year ended December 31, 2006:
Net sales	$3,241,251	$2,711,390	$755,976	$—	$398,394	$(4,722)	$7,102,289
Cost of sales(1)	3,001,831	2,412,747	648,924	—	377,031	835	6,441,368
Selling, general and administrative	167,163	238,026	67,791	13,105	31,442	(1,970)	515,557
Restructuring and impairment charges	4,290	65	—	—	16,814	—	21,169
Interest expense (income), net	31,915	25,220	(638)	(10,886)	17,210	(4,461)	58,360
Other (income) expense, net	(9,662)	(1,097)	—	—	(8,033)	1	(18,791)
Equity in (earnings) loss of affiliated companies	(1,456)	(1,727)	(203)	(14,376)	4,083	5	(13,674)
Minority interest in earnings of subsidiaries	—	1,444	5	—	—	—	1,449

Earnings (loss) before income taxes and discontinued operations	$47,170	$36,712	$40,097	$12,157	$(40,153)	$868	$96,851

For the year ended December 31, 2005:
Net sales	$3,684,069	$2,586,870	$653,871	$—	$406,965	$4,353	$7,336,128
Cost of sales(1)	3,497,502	2,296,280	569,503	—	385,062	2,764	6,751,111
Selling, general and administrative	151,147	227,433	53,827	27,574	32,588	2,402	494,971
Restructuring and impairment charges	4,121	1,770	—	—	433	57	6,381
Interest expense (income), net	34,889	26,320	1,146	6,248	14,235	(2,965)	79,873
Other (income) expense, net	(14)	(1,603)	—	11,014	—	(102)	9,295
Gain on sale of investment in CF Industries, Inc.	—	—	—	(102,446)	—	—	(102,446)
Equity in (earnings) loss of affiliated companies	(3,969)	(1,341)	—	(42,521)	6,477	11	(41,343)
Minority interest in earnings of subsidiaries	—	1,349	5	—	—	—	1,354

Earnings (loss) before income taxes and discontinued operations	$393	$36,662	$29,390	$100,131	$(31,830)	$2,186	$136,932

2007
Total assets	$865,046	$1,062,686	$676,510	$1,291,667	$288,134	$247,788	$4,431,831
Intersegment sales	23,011	25,508	—	2,613	—	(51,132)	—
Depreciation and amortization	26,342	27,756	2,430	8,459	8,078	11,075	84,140
Capital expenditures	18,004	42,189	2,012	290	5,143	23,423	91,061
2006

Total assets	$873,789	$956,105	$542,004	$172,870	$262,159	$208,002	$3,014,929
Intersegment sales	5,753	18,147	—	—	—	(23,900)	—
Depreciation and amortization	39,951	30,725	2,528	6,114	8,739	7,182	95,239
Capital expenditures	19,418	33,594	2,705	—	11,019	17,027	83,763
2005

Total assets	$899,019	$920,956	$451,069	$168,073	$311,558	$312,294	$3,062,969
Intersegment sales	3,187	13,418	—	—	—	(16,605)	—
Depreciation and amortization	41,151	31,986	2,257	6,088	10,251	7,579	99,312
Capital expenditures	20,462	25,912	2,374	—	17,714	3,962	70,424

(1) Cost of sales includes the year-to-year change in unrealized hedging (gains) losses of:

2007	$(48)	$(5,905)	$(2,737)	$—	$(475)	$(1,120)	$(10,285)
2006	(6,486)	(2,257)	(2,729)	—	(118)	1,234	(10,356)
2005	4,201	(5,815)	(518)	—	(844)	—	(2,976)
Unrealized hedging (gains) losses attributable to hedging activities within Agriliance are recognized in equity in (earnings) loss of affiliated companies in the Agronomy segment.
2007 FINANCIAL RESULTS 23

REPORT OF MANAGEMENT
The management of Land O’Lakes, Inc. is responsible for the preparation and integrity of the consolidated financial statements. The financial statements have been prepared in accordance with U.S. generally accepted accounting principles using management’s estimates and judgments where necessary.
Land O’Lakes maintains a system of internal accounting controls designed to provide reasonable assurance that assets are safeguarded and transactions are properly executed and reported. The system of internal controls is supported by comprehensive written policies and procedures, selection of trained and qualified personnel and is continuously reviewed and augmented by our internal audit program. Management’s evaluation of and report on internal controls over financial reporting is presented in the 2007 Annual Report on Form 10-K.
The Board of Directors, through the Audit Committee, is responsible for assuring that management fulfills its responsibilities in the preparation of the financial statements. The Audit Committee meets regularly with the independent auditors, management and internal auditors, both jointly and separately, to review the activities of each and to insure that each is properly discharging its responsibilities. The Audit Committee reports to the Board of Directors on its activities and findings.
KPMG LLP, independent registered public accounting firm, is retained to audit the consolidated financial statements. Their report follows.
Christopher J. Policinski
President and Chief Executive Officer
Daniel E. Knutson
Senior Vice President and Chief Financial Officer
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Land O’Lakes, Inc.:
We have audited the accompanying consolidated balance sheets of Land O’Lakes, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, cash flows, and equities and comprehensive income for each of the years in the three-year period ended December 31, 2007. These consolidated financial statements, presented on pages 4 to 23 of this annual report, are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the consolidated financial statements of MoArk, LLC, a wholly owned subsidiary, which financial statements reflect total assets constituting six percent and eight percent as of December 31, 2007 and 2006, respectively, and total revenues constituting six percent for each of the years in the three-year period ended December 31, 2007, of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for MoArk, LLC, is based solely on the report of the other auditors.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.
In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Land O’Lakes, Inc. and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2007 in conformity with U.S. generally accepted accounting principles.
As discussed in Note 1 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” on December 31, 2007.
Minneapolis, Minnesota
April 15, 2008
24 LAND O’LAKES, INC.

Land O'Lakes, Inc.

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